Filed Pursuant to Rule 424(b)(3)

Registration No. 333-185336

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

SUPPLEMENT NO. 2 DATED DECEMBER 30, 2014

TO THE PROSPECTUS DATED JULY 3, 2014

This document supplements, and should be read in conjunction with, the prospectus of Hartman Short Term Income Properties XX, Inc. dated July 3, 2014 and replaces all prior supplements to the prospectus.  Unless otherwise defined in this supplement No. 2, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.  The purpose of this supplement No. 2 is to disclose the following:

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The status of our public offering;

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An update to the cover page of our prospectus;

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An update to the section of our prospectus entitled “Suitability Standards;”

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An update to the section of our prospectus entitled “Investments Objectives and Criteria – Investments in Real Property;”

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An update to the description of our potential property acquisitions;

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An update to the section of our prospectus entitled “Risk Factors;”

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An update to the section of our prospectus entitled “Our Properties;”

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An update to the section of our prospectus entitled “The Operating Partnership Agreement – Exchange Rights;”

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An update to the Prior Performance Tables included in our prospectus;

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A revised form of Subscription Agreement; and

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Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the SEC on November 14, 2014.

Status of Our Public Offering

On July 16, 2013, we commenced a follow-on public offering of up to $200,000,000 in shares of our common stock at a price of $10.00 per share (subject to certain volume discounts described in the prospectus) and up to $19,000,000 in shares of our common stock to be sold pursuant to our distribution reinvestment program at a price of $9.50 per share.  As of December 12, 2014, we had accepted investors’ subscriptions for, and issued, 8,133,944 shares of our common stock in our initial public offering and follow-on offering, including 509,767 shares of our common stock issued pursuant to our distribution reinvestment plan, resulting in aggregate gross offering proceeds of $79,331,545.

Prospectus Cover Page

The summary risk factors appearing on the cover page of the prospectus are hereby superseded and replaced in their entirety with the following:

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We commenced operations on December 28, 2010 and therefore have a limited operating history.  There is no assurance that we will be able to successfully achieve our investment objectives.

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The amount of dividends we may pay, if any, is uncertain. Due to the risks involved in the ownership of real estate, there is no guarantee of any return on your investment in our shares, and you may lose all or a portion of your investment.

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There is currently no public market for our common shares and therefore, it likely will be difficult for you to sell your shares, and if you are able to sell your shares, you will likely sell them at a substantial discount.

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There are restrictions and limitations on your ability to have all or any portion of your shares redeemed under our share redemption program.

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Effective April 25, 2013, we determined that our registration statement declared effective February 9, 2010 was no longer effective under the Securities Act of 1933 (the “Securities Act”).  We considered the possibility of affording the remedy of rescission to stockholders who purchased common shares during the

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period that we were required to file post-effective amendments to our initial offering registration statement.  As of the date hereof, no affected stockholders or state regulators of any state in which any affected stockholders reside has sought or given notice of any intention to seek rescission.

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We failed to file the post-effective amendment required to be filed by April 30, 2014 and continued to offer and sell our shares in our public offering during the period from May 1, 2014 to May 30, 2014, the date we suspended our public offering. During the period from May 1, 2014 to the suspension of our public offering on May 30, 2014, we sold 85,569 shares of our common stock, including 19,638 shares issued pursuant to our distribution reinvestment program.  As a result of our failure to timely update our registration statement by April 30, 2014, as required by Section 10(a)(3) of the Securities Act, from May 1, 2014 to May 30, 2014, the offer and sale of securities in our continuous public offering may have failed to comply fully with Section 5 of the Securities Act, which may trigger a right of rescission under the Securities Act for investors that purchased shares of our common stock during this period. As of the date hereof, no affected stockholders or state regulators of any state in which any affected stockholders reside has sought or given notice of any intention to seek rescission.

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We have made a limited number of investments and other than investments and prospective investments disclosed in this prospectus or in a supplement to this prospectus, we have not identified any specific assets to acquire or investments to make with the proceeds of this offering. As a result, you will not have the opportunity to evaluate our investments, aside from our limited number of existing investments, prior to your investment.

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We rely on Hartman Advisors, LLC and its affiliates for our day-to-day operations and the selection of real estate investments. We pay substantial fees to these affiliates for these services. These affiliates are subject to conflicts of interest as a result of this and other relationships they have with us and other programs sponsored by Hartman. We also compete with affiliates of Hartman for tenants and investment opportunities, and some of those affiliates will have priority with respect to specified investment opportunities.

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To date, distributions have been paid from offering proceeds and may be paid from offering proceeds or other sources other than cash from operations, such as borrowings, in the future.  We have not established a limit on the amount of proceeds from this offering that we may use to fund distributions. Therefore, portions of the distributions that we make may represent a return of capital to you, which will lower your tax basis in our shares. There is no limit on the amount of offering proceeds we may use to fund distributions.

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One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations.  We have made and may continue to make distributions in excess of our earnings and cash generated by operations.  Distributions in excess of earnings and or cash generated by operations reduces the amount of capital available for investment in real property.

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Our use of leverage increases the risk of loss on our investments.

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If we fail to continue to qualify as a REIT, it would adversely affect our operations and our ability to make distributions to our stockholders and may have adverse tax consequences to our stockholders.

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The offering price of our shares was not determined on an independent basis and bears no relationship to the book or net value of our assets or our expected operating income.  As of September 30, 2014, the net tangible book value of our shares is $4.88 per common share.

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SUITABILITY STANDARDS

The suitability standards for Kansas investors is hereby superseded and replaced in its entirety with the following:

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For Kansas Residents – It is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other direct participation investments.  Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

The suitability standards for Iowa, Massachusetts, Michigan, Nebraska, New Mexico, North Dakota, Ohio and Pennsylvania are hereby superseded and replaced in their entirety with the following:

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For Iowa and Nebraska Residents - Shares will only be sold to investors who have a minimum net worth of $100,000 (exclusive of home, auto and furnishings) and annual income of $70,000 or, in the alternative, a net worth of $350,000 (exclusive of home, auto and furnishings).

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For Massachusetts Residents - Shares will only be sold to investors who have a minimum net worth of $100,000 (exclusive of home, auto and furnishings) and annual income of $100,000 or, in the alternative, a net worth of $400,000 (exclusive of home, auto and furnishings).

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For Michigan, New Mexico, North Dakota, Ohio and Pennsylvania Residents – Shares will only be sold to residents of the states of Michigan, New Mexico, North Dakota, Ohio and Pennsylvania representing that they have a liquid net worth of at least ten times their investment in us and our affiliates and that such investor otherwise meets our suitability standards.

A new suitability standard for New Jersey residents is hereby added:

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For New Jersey Residents – New Jersey investors must have either (a) minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000.  For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.  In addition, New Jersey investor’s investment in us, our affiliates, and any other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.

Investment Objectives and Criteria – Investments in Real Property

The section of our prospectus entitled “Investment Objectives and Criteria–Investments in Real Property” is hereby superseded and replaced in its entirety with the following:

In executing our investment strategy with respect to investments in real property, we will seek to invest in assets that we believe may be repositioned or redeveloped so that they will reach an optimum value within five years from the termination of this offering. We may develop or acquire properties with lower tenant quality or low occupancy rates and reposition them by seeking to improve the property, tenant quality and occupancy rates and thereby increase lease revenues and overall property value. Further, we may invest in properties that we believe are an attractive value because all or a portion of the tenant leases expire within a short period after the date of acquisition, and we intend to renew leases or replace existing tenants at the properties for improved returns. We may acquire properties in markets that are depressed or overbuilt with the anticipation that, within our targeted holding period, the markets will recover and favorably impact the value of these properties. We may also acquire properties from sellers who are distressed or face time-sensitive deadlines with the expectation that we can achieve better success with the properties. Many of the markets where we will acquire properties may have high growth potential in real estate lease rates and sale prices. To the extent feasible, we will invest in a diversified portfolio of properties in terms of geography, type of property and

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industry of our tenants that will satisfy our investment objectives of preserving our capital and realizing capital appreciation upon the ultimate sale of our properties. In making investment decisions for us, our advisor will consider relevant real estate property and financial factors, including the location of the property, its suitability for any development contemplated or in progress, its income-producing capacity, the prospects for long-range appreciation and its liquidity and income tax considerations.

Except with respect to unimproved or non-incoming producing property, we are not limited in the number or size of properties we may acquire or the percentage of net proceeds of this offering that we may invest in a single property. The number and mix of properties we acquire will depend upon real estate and market conditions and other circumstances existing at the time we acquire our properties and the amount of proceeds we raise in this offering. We will consider a property to be an unimproved property if it was not acquired for the purpose of producing rental or other operating income, has no development or construction in process at the time of acquisition and no development or construction is planned to commence within one year of the acquisition.

Our investments in real estate generally take the form of holding fee title or a long-term leasehold estate. To date we have acquired each of our properties indirectly thorough limited liability companies of which we are the sole member.  We will assign our existing single member limited liability company interests to Hartman REIT OP.  We intend to make further investments in real estate or real estate related assets either directly through Hartman REIT OP or indirectly through limited liability companies or through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with third parties, including developers of the properties, or with affiliates of our advisor. See “— Joint Venture Investments” below.

Though we intend to diversify our portfolio by geographic location, we expect to focus on markets with high growth potential. As a result, our actual investments may result in concentrations in a limited number of geographic regions. We expect to make our investments in or in respect of real estate assets located in the United States.

We believe that Texas offers an abundance of high growth potential markets.  To date, all of our property acquisitions have been in the Houston and Dallas/Fort Worth Texas markets.  Our advisor intends to continue to focus on acquisition opportunities in Texas markets, however, our advisor will continue to evaluate acquisition opportunities outside of Texas.

Successful commercial real estate investment requires the implementation of strategies that permit favorable purchases, effective asset and property management for enhanced current returns and maintenance of higher relative property values, and timely disposition for attractive capital appreciation. An affiliate of our advisor has developed and uses modeling tools that our advisor believes will help us identify favorable property acquisitions, enable it to forecast growth and make predictions at the time of the acquisition of a property as to optimal portfolio blend, disposition timing and sales price. Using these tools together with our overall strategies, including individual market monitoring and ongoing analysis of macro- and micro-regional economic cycles, we expect to be better able to identify favorable acquisition targets, increase current returns and current distributions to investors, maintain higher relative portfolio property values, conduct appropriate development or redevelopment activities and execute timely dispositions at appropriate sales prices to enhance capital gains distributable to our investors.

We will employ risk-controlled strategies to reposition, re-lease, and renovate properties that include office, retail, and light industrial (flex) property types located in the metropolitan areas of Houston, Dallas-Ft. Worth, and San Antonio.  We believe that we can achieve these objectives by acquiring well-located properties from troubled sellers and financial institutions that do not possess the resources or desire to own or manage these properties.

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Our obligation to purchase any property generally will be conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

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plans and specifications;

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environmental reports;

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surveys;

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evidence of marketable title subject to such liens and encumbrances as are acceptable to our advisor;

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auditable financial statements covering recent operations of properties having operating histories; and

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title and liability insurance policies.

We will not purchase any property from a third party unless and until we obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property. We will only obtain a Phase I environmental site assessment of a property that we purchase from an affiliate of our advisor if a majority of our independent directors determine that acquiring a new or updated Phase I report would be advisable. A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property, and contacting local governmental agency personnel and performing a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, groundwater or building materials from the property. With respect to international investments, we will seek to obtain an environmental assessment that is customary in the location where the property is being acquired.

Generally, the purchase price that we will pay for any property will be based on the fair market value of the property as determined by a majority of our directors. In the cases where a majority of our independent directors require and in all cases in which the transaction is with any of our directors or HIR Management or its affiliates, we will obtain an appraisal of fair market value by an independent expert selected by our independent directors. We will rely on our own independent analysis, including on appraisals when the board of directors deem an appraisal necessary or helpful in determining whether to invest in a particular property. Appraisals are estimates of value and should not be relied upon as measures of true worth or realizable value.

We may enter into arrangements with the seller or developer of a property whereby the seller or developer agrees that, if during a stated period the property does not generate a specified cash flow, the seller or developer will pay in cash to us a sum necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limitations. In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and is normally credited against the purchase price if the property is purchased. In purchasing, leasing and developing properties, we will be subject to risks generally incident to the ownership of real estate. See “Risk Factors — General Risks Related to Investments in Real Estate”

Texas Economic Data

Houston, Texas

Houston has consistently been a leader in employment and population growth, and is currently ranked  the fastest growing economy in North America by the Brookings Institution. According to the Texas Workforce Commission, in February, 2013, Houston ranked first in annual job gain, and Moody Analytics forecasts Houston will be first in the nation in job growth between 2011 and 2016.

Nearly 800,000 employed persons and more than 33% of all Houston area architects and engineers live within a 30 minute commute zone of The Energy Corridor. This community is home to several of the largest international energy companies in the world as well as 300 multi-national, national and local companies. With an educated workforce comprised of more than 84,000 employees, The Energy Corridor is the third largest employment center in the region and one of Houston’s premier areas for an active, healthy lifestyle. (Source: energycorridor.org, 4/17/14)

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Dallas/Ft. Worth Metroplex, Texas

The Dallas/Fort Worth (DFW) Metroplex is a dynamic 12 county region which includes Dallas, Fort Worth and 126 other municipalities. According to the U.S. Bureau of Census, as of March 2014, the DFW metropolitan area is the fourth-largest metropolitan area in the United States with a population of approximately 6.78 million people.

Within Far North Dallas, the Lower Tollway Corridor office submarket provides companies with a prestigious business address and promotes a dynamic, growth-oriented corporate presence. Consequently, it is home to suburban Dallas’ largest concentration of corporations, and is home to regional and global headquarters for numerous Fortune 500 and other highly respected companies. Significant tenants in this area include General Electric, JP Morgan, Wells Fargo, ING, Regions Bank, Fannie Mae and Mary Kay.

The intersection of Central Expressway and Belt Line Road in Dallas is approximately 14 miles north of downtown in a densely populated neighborhood undergoing substantial gentrification. According to the Texas Dept. of Transportation, Central Expressway (US-75) carries over 264,000 cars per day at the intersection of Belt Line Road and Belt Line Road carries close to 30,000 cars per day, giving this intersection significant traffic volume.

 Transportation systems in DFW include the Dallas North Tollway, US Highway 190, Interstate Highway 635 (LBJ Freeway), the DFW Airport to the north, and DART’s Red line, which runs from downtown Dallas through the North Central Expressway Corridor.

According to the U.S. Bureau of Labor Statistics, DFW has one of the most diverse economies in the nation, reporting between 4% and 22% of the workforce in each of the major industrial sectors.

San Antonio, Texas

According to the Texas Workforce Commission, San Antonio, the seventh largest city in the United States, has a 2013 estimated population of 1.39 million. The San Antonio MSA has grown to an estimated 2.26 million reported in 2013, and is projected to reach 2.45 million by 2018, an 8.65% increase. The North Central submarket accounted for the majority of citywide office absorption in 2012 and 2013. San Antonio is experiencing significant oil and gas industry growth due to the Eagle Ford Shale discovery in South Texas. According to the Texas Workforce Commission, San Antonio’s unemployment rate of 5.3% is lower than the state rate of 5.6% and national rate of 6.5%.  San Antonio offers a superior quality of life and below average cost of doing business.

San Antonio is among the top 25 Best-Performing Cities in the U.S., according to Milken Institute (December 2013).  Bloomberg gave San Antonio the fourth spot on their ranking of the “Top 12 American Boomtowns” in April 2013.  San Antonio is lauded as one of the top seven “enterprising” cities according to a report released by the U.S. Chamber of Commerce in September 2013.  San Antonio was among five cities to receive an A+ from Forbes on its “Best and Worst U.S. Cities for Business 2013” list.  San Antonio took the 9th spot on Forbes’ list of “America’s 20 Fastest Growing Cities” in January 2013.  San Antonio listed among top ten best cities for job seekers by NerdWallet in February 2013.  TopRetirements.com named San Antonio one of the best cities to retire in January 2013.

Description of Potential Property Acquisition

Energy Plaza I & II

On July 1, 2014, Hartman XX Limited Partnership entered into a Purchase Agreement with BRI 1841 Energy Plaza, LLC, relating to the acquisition of a two building office complex commonly known as Energy Plaza I & II (the “Energy Plaza Property”), containing 180,119 square feet of office space located in San Antonio, Texas for an aggregate purchase price, as amended, of $17,610,000.

The Energy Plaza Property is in a highly visible location, conveniently located near San Antonio’s major Loop 410/US Hwy 281 interchange and minutes away from the San Antonio International Airport, Alamo Quarry Market, Quarry Golf Club and North Star Mall. The Energy Plaza Property is also easily accessible from some of the most

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desirable residential neighborhoods in San Antonio, including Alamo Heights, Olmos Park, Castle Hills, and Stone Oak.

Energy Plaza I & II are located at 8610 and 8620 North New Braunfels Avenue in San Antonio, Texas. The property comprises 3.995 acres and consists of two 7 story office towers.  The property is 95% occupied as of December 12, 2014.  Energy Plaza I was built in 1980.  Energy Plaza II was built in 1982.  Both lobbies were renovated in 2013.  Energy Plaza I (South) is 89,204 square feet, and Energy Plaza II (North) is 90,915 square feet.  There are 529 parking spaces in an attached two-level parking garage.  The property is zoned C-3 General Commercial District.

The Energy Plaza Property’s exterior façade construction features pre-cast concrete panels and bronze reflective glass windows. The property has high-grade construction and granite and marble finishes.  The dramatic two-story atrium-style lobbies feature Impala black granite and Crema Marfil marble flooring, dark stained cherry wood veneer wall panels, recessed lighting, and decorative planters. The lobbies were remodeled in early 2013. Standard tenant finishes include VCT and commercial grade carpeting, laminate doors with Schlage hardware, sheetrock walls, acoustical ceiling tile, mini blinds, and fluorescent light fixtures (CPS 2010 retrofit).  The Energy Plaza Property also includes an extensive amenities package, including scenic views, flexible floor plate design, fine dining, meeting rooms, structured garage, card-key access, and recycling.

Tenants of the Energy Plaza Property include the San Antonio Petroleum Club, an upscale private dining and social establishment, National Oilwell Varco, Protection Development Inc., Gilcrease & Partners, Hill & Ford, P.C., U.S. Enercorp, Ltd.

We believe that the Energy Plaza Property offers a stable cash flow base, as well as value enhancement potential.  The Energy Plaza Property has a staggered rent roll with contractual lease steps which we believe offers an excellent cash flow base with predictable returns through tenant retention and lease up of vacant space.

The acquisition of the Energy Plaza Property is currently expected to close on December 30, 2014. The acquisition of the Energy Plaza Property is subject to substantial conditions to closing, including (i) the assumption of existing indebtedness secured by the Energy Plaza Property of approximately $10.5 million, and (ii) the absence of a material adverse change to the Energy Plaza Property prior to the acquisition date.  There is no assurance that we will close the acquisition of the Energy Plaza Property on the terms described above or at all.

The acquisition of the Energy Plaza Property will provide estimated annual funds from operations of approximately $0.127 per share (based on total shares outstanding as of December 12, 2014).  Ongoing shares issued pursuant to our follow-on offering are dilutive to per share earnings.

Copperfield Building and Timbercreek Atrium

On November 14, 2014, through our operating partnership,, we entered into an Agreement of Purchase and Sale with U.S. Bank National Association, as Trustee, as successor-in-interest to Bank of America, National Association, as successor-by-merger to LaSalle Bank National Association, as Trustee for the Registered Holders of Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-PWR17, relating to the acquisition of two suburban office buildings commonly known as the Copperfield Building (the “Copperfield Building”) and the Timbercreek Atrium (the “Timbercreek Atrium”), containing 42,621 square feet and 51,035 square feet, respectively, of office space located in northwest Houston, Texas for an aggregate purchase price of $5,400,000.

The acquisition of the Copperfield Building and Timbercreek Atrium is currently expected to close on December 30, 2014. However, the acquisition of the Copperfield Building and Timbercreek Atrium is subject to substantial conditions to closing, including the absence of a material adverse change to the properties prior to the acquisition date.  There is no assurance that we will close the acquisition of the Copperfield Building and Timbercreek Atrium on the terms described above or at all.

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Timbercreek Atrium

Timbercreek Atrium is a 51,035 square foot, 3-story brick, Class B office building located at 5870 Highway 6 North in Northwest Houston, adjacent to Highway 6 with easy access to I-10. The Timbercreek Atrium is part of an established and active Property Owners Association – Timbercreek Place Property Owners Association. The association uses architectural reviews as well as continuity guidelines which allows and secures a professional environment for the area. During 2014, the Timbercreek Atrium has had extensive upgrades to include fire alarm system, sprinklers and skylight replacement. The surrounding area includes significant retail development, with several new retail developments currently in progress.  The Timbercreek Atrium was built in 1984.  As of December 19, 2014, Timbercreek Atrium is 79.4% occupied.

The Timbercreek Atrium has surface parking as well as a one level parking garage under the first floor. Available parking is comprised of108 surface parking spaces and 45 covered garage spaces, totaling 153 parking spaces, which equates to a ratio of 3.0 per 1,000 sf.

Copperfield Building

The Copperfield Building is a 42,621 square foot, brick, 3-story, Class B office building located at 15840 FM 529 in Northwest Houston, TX. The property was built in 1986 and is 79.6% occupied as of December 19, 2014.

The Copperfield Building has extensive retail in the immediate area including Target, Lowe’s, The Home Depot, Petco, and other national retailers. The building has recently modernized the elevator at a cost of $100,000 and has long term leases with all major tenants.

Significant tenants at the Copperfield Building include JP Morgan Chase Bank, Stillwater Resource Group, Harvey Home Health, State Farm and Deep Sea Development.

There are 134 surface parking places at the Copperfield Building, equating to a ratio of 3.14 spaces per 1,000 RSF.

The acquisition of Timbercreek Atrium and the Copperfield Building will provide estimated annual funds from operations of approximately $0.059 per share (based on total shares outstanding as of December 12, 2014).  The acquisitions of the Energy Plaza Property, Timbercreek Atrium and the Copperfield Building taken together with existing portfolio properties, will provide estimated annual funds from operations of approximately $0.733 per share.  As of December 2014, the Company’s annual distribution is $0.70 per share.  Ongoing shares issued pursuant to our follow-on offering are dilutive to per share earnings.

RISK FACTORS

The following risk factors are hereby added to section of our prospectus entitled “Risk Factors—Risks Related to an Investment in Hartman Short Term Income Properties XX, Inc.”:

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We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

Pursuant to Section 10(a)(3) of the Securities Act, we are required to annually update our prospectus so that the financial statements and other information contained or incorporated by reference in the prospectus is not more than sixteen months old. In order to comply with Section 10(a)(3) of the Securities Act, we are required to file a post-effective amendment to our registration statement containing an updated prospectus prior to April 30th of each year. If the SEC has not declared such post-effective amendment effective by April 30th of each year, we are required to halt our public offering until such time as the SEC declares the post-effective amendment effective. We failed to file the post-effective amendment required to be filed by April 30, 2014 and continued to offer and sell our shares in our public offering during the period from May 1, 2014 to May 30, 2014, the date we suspended our public offering. During the period from May 1, 2014 to the suspension of our public offering on May 30, 2014, we sold 85,569 shares of our common stock, including 19,638 shares issued pursuant to our distribution reinvestment program. On June 5, 2014, we filed a post-effective amendment to our registration statement updating our prospectus pursuant to

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Section 10(a)(3) of the Securities Act, which registration statement was declared effective by the SEC on July 7, 2014.

As a result of our failure to timely update our registration statement as required by Section 10(a)(3) of the Securities Act, from May 1, 2014 to May 30, 2014, the offer and sale of securities in our continuous public offering may have failed to comply fully with Section 5 of the Securities Act, which may trigger a right of rescission under the Securities Act for investors that purchased shares of our common stock during this period.  Such stockholders may have the right to rescind their purchase of shares of our common stock and require us to reacquire their shares at a price equal to the price originally paid for such shares, plus interest, less the amount of any income (i.e., dividends) received by the investor on such shares. An investor who acquired shares of our common stock during such period who no longer owns the shares they acquired may have the right to collect damages from us in lieu of the rescission rights described above.  If stockholders were successful in seeking rescission and/or damages, we would face financial demands that could adversely affect our business and operations. Additionally, we may become subject to penalties imposed by the SEC and state securities agencies.  If stockholders seek rescission and/or damages or we elect to conduct a rescission offer, we may or may not have the resources to fund the repurchase of the securities.

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We intend to disclose funds from operations and modified funds from operations, each a non-GAAP financial measure, in future communications with investors, including documents filed with the SEC; however, funds from operations and modified funds from operation are not equivalent to our net income or loss of cash flow from operations as determined under GAAP, and you should consider GAAP measures to be more relevant to our operating performance.

We will use, and we intend to disclose to investors, FFO and modified funds from operations, or MFFO, which are non-GAAP financial measures. FFO and MFFO are not equivalent to our net income or loss or cash flow from operations as determined in accordance with GAAP, and investors should consider GAAP measures to be more relevant to evaluating our operating performance and ability to pay distributions. FFO and MFFO and GAAP net income differ because FFO and MFFO exclude gains or losses from sales of property and asset impairment write-downs, and add back depreciation and amortization and adjust for unconsolidated partnerships and joint ventures. MFFO further excludes acquisition-related expenses, amortization of above- and below-market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to non-controlling interests.

Because of these differences, FFO and MFFO may not be accurate indicators of our operating performance, especially during periods in which we are acquiring properties. In addition, FFO and MFFO are not indicative of cash flow available to fund cash needs and investors should not consider FFO and MFFO as alternatives to cash flows from operations or an indication of our liquidity, or indicative of funds available to fund our cash needs, including our ability to pay distributions to our stockholders. Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO and MFFO. Also, because not all companies calculate FFO and MFFO the same way, comparisons with other companies may not be meaningful.

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OUR PROPERTIES

As of December 12, 2014, our portfolio consists of six properties. The following table provides summary information regarding our investments:

Name/Location	Rentable SF (1)	Date Acquired	Acquisition Cost	Annualized Base Rent (1)	% Leased (1)
Richardson Heights Shopping Center Richardson, TX	201,433	12/28/2010	$19,150,000	$1,965,963	68%
Cooper Street Plaza Arlington, TX	127,696	5/11/2012	$10,612,500	$1,301,753	92%
Bent Tree Green Dallas, TX	139,609	10/16/2012	$12,012,500	$2,002,725	86%
Parkway Plaza I & II Dallas, TX	136,506	3/15/2013	$9,490,000	$940,824	48%
Gulf Plaza Houston, Texas	120,651	3/11/2014	$13,950,000	$2,372,427	100%
Mitchelldale Business Park Houston, Texas	377,752	6/13/2014	$19,175,000	$2,025,686	90%

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Approximate

The following table sets forth certain information relating to each of our properties owned as of December 12, 2014:

Property Name	Location	Date Acquired	Gross Leasable Area SF	Percent Occupied 12.12.2014	Annualized Base Rental Revenue	Average Base Rental Revenue per Occupied SF	Average Net Effective Annual Base Rent per Leased SF
Retail:
Richardson Heights	Richardson TX	12/2010	201,433	68%	$1,965,963	$14.40	$14.62
Cooper Street	Arlington TX	5/2012	127,696	92%	1,301,753	$11.03	$11.04
Total - Retail			329,129	77%	$3,267,717	$12.84	$12.96
Office:
Bent Tree Green	Dallas TX	10/2012	139,609	86%	$2,002,725	$16.68	$16.80
Parkway I & II	Dallas TX	3/2013	136,506	47%	940,824	$14.30	$14.35
Gulf Plaza	Houston TX	3/2014	120,651	100%	2,372,427	$19.68	$19.70
Total – Office			396,766	77%	$5,315,976	$17.35	$17.42
Industrial:
Mitchelldale	Houston, TX	6/2014	377,752	92%	$2,025,686	$5.94	$5.94
Total			1,103,647	82%	$10,609,379	$11.76	$11.82

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Significant Tenants

The following table sets forth information about our five largest tenants as of December 12, 2014:

Tenant Name	Location	Annualized Rental Revenue	Percentage of Total Annualized Base Rental Revenues	Initial Lease Date	Year Expiring
Gulf Interstate Engineering	Houston, TX	$ 2,362,949	21.0%	3/01/2011	2018
Iced Tea With Lemon LLC	Richardson, TX	400,000	3.6%	10/30/2008	2019
Purdy-McGuire, Inc.	Dallas, TX	380,285	3.4%	8/01/2013	2028
Home Depot USA Inc.	Arlington, TX	340,476	3.0%	5/01/2012	2023
K&G Men’s Company Inc.	Arlington, TX	338,335	3.0%	7/01/2007	2017
Total		$ 3,822,045	34.0%

Lease Expirations

The following table shows lease expirations for our properties as of December 12, 2014 during each of the next ten years:

		Gross Leasable Area		Annualized Base Rent as of December 12, 2014
Year	No. of Leases	Approx. Sq. Ft.	Pct. Of Total Occupied	Amount	Percent of Total
2015	33	97,207	8.8%	$ 396,418	3.5%
2016	39	132,597	12.0%	616,141	5.5%
2017	44	192,705	17.5%	863,288	7.7%
2018	36	198,543	18.0%	2,319,318	20.6%
2019	21	113,187	10.3%	643,832	5.7%
2020	8	52,201	4.7%	321,033	2.9%
2021	1	5,271	0.5%	59,047	0.5%
2022	3	2,233	0.2%	78,641	0.7%
2023	5	46,493	4.2%	358,803	3.2%
2024	4	17,383	1.6%	42,290	0.4%
Total	194	857,820	77.7%	$ 5,699,173	50.6%

(1)

Leases expiring beyond the period presented are not included in the table above, therefore the percent of total annualized base rents do not total to 100%.

Richardson Heights

On December 28, 2010, we entered into a joint venture (the “Joint Venture”) with Hartman Short Term Income Properties XIX, Inc. (“Hartman XIX”) to purchase the Richardson Heights Shopping Center for $19.15 million on an all cash basis from an unaffiliated seller, LNR Partners, LLC.  Hartman XIX is a REIT that is managed by affiliates of our advisor and real property manager. We made an initial capital contribution to the Joint Venture of $19.15 million representing a 10% interest in the Joint Venture.  Hartman XIX made capital contributions totaling $17.235 million to the Joint Venture representing a 90% interest therein.  Between April 20, 2011 and October 31, 2011, we acquired Hartman XIX’s interest in the Joint Venture from Hartman XIX for $7,485,000 cash and the distribution of a note receivable in the amount of $9,750,000 to Hartman XIX.  The Richardson Heights property is owned by our wholly owned subsidiary, Hartman Richardson Heights Properties, LLC (“Richardson Heights LLC”).  We paid our advisor an acquisition fee of 2.5%, or $478,750, in connection with the Richardson Heights’ acquisition.

Richardson Heights is located at 100 South Central Expressway in Richardson, Texas, a suburb of Dallas.  The property consists of consisting of six multi-tenant buildings and three single tenant pad sites situated on 16.85 acres located at the intersection of Central Expressway (US-75) and Belt Line Road.  It contains 201,433 square feet of

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rentable space, and as of December 12, 2014, 2014 is 68% leased by 27 tenants who occupy 136,479 square feet and 3 tenants who occupy pad sites.  Richardson Heights was built in 1958 and was renovated in 2008.  The average rent for the occupied space is $15.82 per square foot.

The property is located at the intersection of Central Expressway and Belt Line Road approximately 14 miles north of downtown Dallas in a densely populated neighborhood undergoing substantial gentrification. Central Expressway (US-75) carries over 264,000 cars per day at the intersection of Belt Line Road and Belt Line Road carries close to 30,000 cars per day, giving this intersection significant traffic volume. (Source: Texas Department of Transportation)

Richardson Heights is a value-add investment opportunity with over 64,000 square feet of availability. The leases are staggered so that no more than 18% of the occupied tenant square footage expires in any given year (over the next five years). Over 70,000 square feet of the leases in Richardson Heights have base rent escalations built into their leases, helping to provide that net operating income will increase over the next several years.

Richardson Heights is situated in the North Dallas/Richardson corridor, and may benefit from a growing number of homes in the surrounding area. The projected population within a three-mile radius is projected to be over 100,000 people by 2017. The estimated average household income is $82,372.  Source: Richardson Texas Economic Development Partnership, http://www.telecomcorridor.com/community-data/community-demographics-1.

Occupancy at acquisition was 56% including several high quality national and local tenants including TJ Maxx, Payless Shoes, Party City, 7-11, Jack in the Box (no longer a tenant), and McDonald’s.  In addition to these tenants, current tenants include Alamo Draft House, Taco Joint and Skechers.  Half-Price Books has executed a lease agreement effective August 28, 2014 (current projected commencement date is June 1, 2015) for 10,000 square feet of the property.

Significant Tenants

The following table sets forth information about the tenants occupying 10% or more of the rentable square footage as of December 12, 2014:

Tenant Name	Base Rent	Rentable SF	Initial Lease Date	Year Expiring
Iced Tea with Lemon LLC (Alamo Draft House)	$ 400,000	29,800	08/2013	2028
TJ Maxx	265,554	27,953	03/1988	2015

The Richardson Heights Center is continues to experience significant interest from prospective tenants including restaurants and specialty retailers.  For the period from acquisition to October 31, 2014, we have invested approximately $5.6 million in building and tenant improvements.

During the next twelve months there are four (4) leases scheduled to expire comprising approximately 35,553 square feet.  The most significant of the three leases is TJ Maxx, which expires March 31, 2015.  TJ Maxx has been a tenant at Richardson Heights since March 1988.

Hartman Richardson Heights Properties, LLC entered into a 10 year lease agreement with Skechers U.S.A., Inc. for approximately 7,011 square feet located within the Richardson Heights Shopping Center.  The lease commenced on October 24, 2014.  Annual base rent per square foot under the lease agreement is $21.50 during years 1 through 5 and $23.65 during years 6 through 10.

Hartman Richardson Heights Properties, LLC entered into a 123 month lease agreement with Dulce Restaurants, LLC, a Krispy Kreme franchisee, for an approximately 3,044 building located on a pad site at the Richardson Heights Shopping Center.  The lease commenced on August 5, 2014.  Base rent under the lease agreement is $7,083 per month during months 4 through 63 and $7,792 per month during months 64 through 123.

On Augusts 28, 2014, Hartman Richardson Heights, LLC entered into a 132 month lease agreement with Half Price Books, Records, Magazines, Inc., for approximately 10,000 square feet located within the Richardson Heights

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Shopping Center.  Base rent under the lease agreement is $11.00 per square foot during the years 2 through 6 and $12.00 per square foot during years 7 through 11.  Recovery of common area maintenance, taxes and insurance is applicable during all lease years during the 11 year lease term.

The loan to value percentage for Richardson Heights is approximately 67.5%.

Cooper Street Plaza

On May 11, 2012, we acquired a fee simple interest in a 127,696 square foot shopping center located at 4601 S. Cooper Street, Arlington, Texas and commonly known as Cooper Street Plaza, through a wholly owned subsidiary, Hartman Cooper Street Plaza, LLC (“Cooper Street LLC”).  Cooper Street LLC acquired Cooper Street Plaza from Regency Centers, LP, an unrelated third party seller, for a purchase price of $10,612,500, exclusive of closing costs.  We paid our advisor an acquisition fee of 2.5%, or $265,313, in connection with the Cooper Street acquisition.

Cooper Street Plaza was constructed in 1992.  It was 92% occupied on the date of purchase.  Tenants include Home Depot Garden Center, Office Max, K&G Men’s Store, the Mattress Firm and TGI Friday’s.  As of December 12, 2014, Cooper Street Plaza is 92% occupied by 15 tenants who occupy 118,045 square feet.  The average rent for the occupied space is $11.48 per square foot plus operating expense recovery as defined in the lease agreements.

Significant Tenants

The following table sets forth information about the tenants occupying 10% or more of rentable square footage of Cooper Street Plaza as of December 12, 2014:

Tenant Name	Base Rent	Rentable SF	Initial Lease Date	Year Expiring
Home Depot Garden Center	$ 340,476	35,840	05/2002	2023
K&G Men’s Company Inc.	338,334	31,473	07/2007	2017
Office Max	150,500	21,500	11/2011	2017

During the next twelve months, there is one tenant lease expiring, which comprise 1,438 square feet.  The term of the Office Max lease was recently extended three years and will now expire at the end of October 2017.

The loan to value percentage for Cooper Street Plaza is approximately 54.3%.

The 20-year Home Depot Garden Center lease commenced in May 2002.  The lease contains three 10-yr. renewal options with 12% escalations. The Home Depot, Inc. is a home improvement retailer.

The 23-year Office Max, Inc. lease commenced in Nov. 1991 and expires in October 2014. There are three 5-yr renewal options with escalation of 3.56% at the 1st renewal and 10% for the 2nd and 3rd renewal. OfficeMax Incorporated is engaged in both business-to-business and retail office products distribution.

The 20-year TGI Friday’s lease commenced October 1992 and renewed in September 2012.  There are two 5-yr renewal options with an escalation of 9.95% at the time of the first renewal. Carlson Restaurants Worldwide (CRW) operates and franchises more than 900, T.G.I. Friday’s casual dining locations across the US and in about 60 other countries.

The 10-year K&G Fashion Superstore lease commenced Apr. 2007 and expires in June 2017.  The Cooper Street store is the largest of K&G Texas stores. K&G Men’s Company, Inc. operates as a subsidiary of The Men’s Wearhouse, Inc.

Cooper Street enjoys a location in the booming South Arlington submarket and is directly across the interstate from “The Parks at Arlington”, one of the largest malls in the DFW Metroplex.  This dominant shopping area has no direct competition for over 15-miles in any direction and attracts an estimated 40 million visitors per year.  Cooper Street’s proximity to several major highways provides easy access to consumers from almost anywhere in the southern half of the DFW Metroplex market.

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Bent Tree Green

On October 16, 2012, we acquired a fee simple interest in a 139,609 square foot office building located in Dallas, Texas commonly known as Bent Tree Green, through Hartman Bent Tree Green, LLC (“Bent Tree LLC”), our wholly-owned subsidiary.  Bent Tree LLC acquired Bent Tree Green from Behringer Harvard Bent Tree, LP, an unrelated third party seller, for a purchase price of $12,012,500, exclusive of closing costs.  We paid our advisor an acquisition fee of 2.5%, or $300,312, in connection with the Bent Tree Green acquisition.

Bent Tree Green is a “Class A” office building located at 17300 N. Dallas Parkway, Dallas, TX  75248. This quality office property is prominently located in Far North Dallas along the Dallas North Tollway—the market’s corporate thoroughfare. Overlooking the Bent Tree golf course, Bent Tree Green is comprised of a three-story office building with 139,609 net rentable square feet of quality office accommodations situated on 3.4 acres, a subterranean parking garage, and plentiful surface parking. Bent Tree Green provides visibility and signage opportunities as nearly 168,000 commuters pass in front of the Property daily. Bent Tree Green is also located within the northern portion of the Lower Tollway Corridor submarket. Nestled among some of the market’s residential communities, Bent Tree Green provides its tenants with exceptional convenience to a wealth of nearby amenities that include dining, retail, hotels and country clubs.

Originally constructed in 1983, Bent Tree Green received comprehensive renovations in 2007 to enhance building visibility and modernize the interior, totaling approximately $1.7 million. The entry plaza was redesigned, and both exterior and interior architectural elements were added−including illuminated building signage. Improvements included: re-design of the exterior to enhance visibility, modernization of the lobby and atrium wood paneling and corridors feature brushed aluminum finishes, modernization of the common areas including restrooms, elevator cabs, and signage, and the installation of four new cooling towers.

Distinctive atriums feature smoked antique glass that encloses an array of interior plants and water features. The Property offers unique boutique style office suites that overlook the Bent Tree golf course providing a country club like atmosphere. Building amenities include a full covered parking garage, 24-hour access to the building and direct access to the Dallas North Tollway.

Bent Tree Green distinguishes itself from the surrounding competition by offering under building parking and is one of only two office buildings that front the Tollway and also offers golf course views of the Bent Tree Golf Course.  It offers a building conference center with kitchen, free underground parking for tenants and ample surface parking for visitors, 24-hour key card access, spectacular views of Bent Tree Golf Course, and even a food service truck for lunch.

The loan to value percentage for Bent Tree Green is approximately 50.6%. Occupancy as of December 12, 2014 is 86%.

Tenants include: Purdy-McGuire, Inc., Tri Global Energy, LLC, Barker Vigatto, The Schul-Group, and Vaco Dallas.

Bent Tree Green was constructed in 1983.  It was 63% occupied on the date of purchase.  As of December 12, 2014, Bent Tree Green is 86% occupied by 23 tenants who occupy 122,603 square feet.  The average rent for the occupied space is $18.54 per square foot plus certain operating expense recovery as defined in the lease agreements.

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Significant Tenants

The following table sets forth information about the tenants occupying 10% or more of rentable square footage of Bent Tree Green as of December 12, 2014.

Tenant Name	Base Rent	Rentable SF	Initial Lease Date	Year Expiring
Purdy-McGuire, Inc.	$ 380,285	18,327	10/2008	2019
Dental One Inc.	325,060	15,428	02/2009	2016
Behringer Harvard REIT I, Inc.	260,604	14,478	12/2011	2017
Scott & Reid General Contractors Inc.	209,610	11,645	09/2011	2019

The previous owner of Bent Tree Green invested approximately $1.5 million in recent years on common area and exterior renovation of the property.  Three existing tenants have, or are in the process of, expanding their space in the property.  During the next twelve months, there are three tenant leases expiring which comprise 4,887 square feet.

Parkway Plaza

On March 15, 2013, we acquired a fee simple interest in two office buildings comprising approximately 136,506 square feet located in Dallas, Texas commonly known as Parkway I & II (the “Parkway Property”) through Hartman Parkway, LLC (“Parkway LLC”), our wholly-owned subsidiary.  Parkway LLC acquired the property from Merit 99 Office Portfolio, LP, an unrelated third party seller, for a purchase price of $9,490,000, exclusive of closing costs.  We paid our advisor an acquisition fee of 2.5%, or $237,250, in connection with the Parkway Property acquisition.

The Parkway Property was constructed in 1980.  The Parkway Property was 68% occupied on the acquisition date.  Major tenants include JP Morgan Chase Bank and O’Boyle Properties, Inc.  As of December 12, 2014, the Parkway Property is 48% occupied by 26 tenants who occupy 63,258 square feet.  The average rent for the occupied space is $14.31 per square foot plus certain operating expense recovery as defined in the lease agreements.  During the next twelve months, there are seven tenant leases expiring comprising approximately 14,750 square feet.

Parkway Plaza I & II are two Class B+ office buildings located at 14110 & 14114 North Dallas Parkway, Dallas, Texas.  Parkway Plaza I & II are located on just under 4 acres of land along the bustling fast-paced Dallas North Tollway in the “Far North Dallas Office Submarket.”  The property offers an ample 3.3/1,000 parking ratio that is provided by surface spaces & a 3-story covered structure, and features park-like property landscaping.  According to Cushman & Wakefield, this area is leading a resurgent Dallas/Ft. Worth (DFW) leasing environment recording positive absorption of over 650,000 SF through Q3 2012.

With an average suite size of 2,350 SF, Parkway Plaza I & II is occupied by a mixture of small to mid-size office tenants with Plus E and Full Service leases.

Significant Tenants

As of December 12, 2014, there are no significant tenants who occupy 10% or more of rentable square footage of Parkway Property.  Gerdes Henrichson, previously the largest tenant of the Parkway Property, determined not to renew its lease, which expired on February 28, 2014.  This tenant comprised approximately 14% of gross leasable area and 26% of then current annual rent.  During the next twelve months, there are no tenant leases expiring.

Parkway I & II were acquired from an operator that under-operated and under-invested in the property for years.  The common areas and exterior of the property have now been renovated under our ownership and operation of the property.  Instabilities in the tenant base are being addressed.  With numerous vacancies recently reconditioned for immediate occupancy, we expect strong leasing activity during the remainder of 2014 and in 2015.

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Gulf Plaza

On March 11, 2014, we acquired a fee simple interest in an office building located in the Energy Corridor of Houston, Texas, commonly known as Gulf Plaza.  The property was acquired from fourteen tenant-in-common investors, including Hartman Gulf Plaza Acquisitions, LP (“Acquisitions”) which owned 1% of Gulf Plaza.  Acquisitions is an affiliate of Hartman Income REIT Management, Inc., our property manager, which indirectly owns approximately 15% of Acquisitions.  Approximately 10% of Acquisitions is owned by Allen Hartman, our President and CEO, or his affiliates.  We paid our advisor an acquisition fee of $348,975, in connection with the Gulf Plaza acquisition.  The following table provides summary information regarding our investment in Gulf Plaza.

Tenant Name	Base Rent	Rentable SF	Initial Lease Date	Year Expiring
Gulf Interstate Engineering	$ 2,372,427	120,651	05/2003	2018

Gulf Plaza was constructed in 1983.  Gulf Plaza is 100% leased to Gulf Interstate Engineering Company (“GIE”).  GIE has been a tenant of Gulf Plaza since March 2003. The average rent for the occupied space is $19.68 per square foot plus certain operating expense recovery as defined in the lease agreements.

Gulf Plaza is a six-story, 120,651 square foot, extensively renovated single-tenant Class B office building located in the prestigious Energy Corridor office submarket in Houston, Texas. The address of the property is 16010 Barkers Point Lane, Houston, TX 77079.  The property is situated just east of State Highway 6 and south of IH-10 in close proximity to the North American headquarters locations of BP and Mustang Engineering as well as other global energy and engineering firms in one of the fastest growing metro areas in the United States.

Gulf Plaza is located approximately eight miles west of Memorial City Mall, which is the second largest mall in the Houston area. It is also the same approximate distance from other entertainment venues, which have recently been developed.

The property is 100% occupied by Gulf Interstate Engineering. Gulf Interstate initially occupied a significant portion of the property in 2003 and has since expanded 16 times, eventually taking over the entire building and making it their corporate headquarters. Gulf Interstate has been in business since 1953 and is a privately held company.  Gulf Interstate employs over 1,200 people worldwide with offices in Moscow, Lima, Abu Dhabi, and Calgary and specializes in the management and engineering of pipeline systems. Gulf Interstate’s client list includes firms such as ExxonMobil, Chevron, Texaco, Conoco Phillips, Saudi Aramco, and British Petroleum. The Gulf Plaza property and its performance are subject to downturns in economic conditions, changes in supply or demand of office space in the area, interest rate changes and economic changes in the oil and gas industry at large, all of which could adversely affect the occupancy level of the Gulf Plaza property.

Originally constructed in 1982, Gulf Plaza received comprehensive renovations in 2011 and 2012. Major improvements included modernization of the elevators, new surface parking lot, installation of high-definition, 16-camera, web based security system, new air handler sensors and motors, general common area and restroom upgrades. The building is uniquely designed in a three-quarters round, circular fashion and is architecturally distinctive. The building features an expansive atrium lobby that is finished with tile and marble flooring, accented by walls covered in wood veneer and laminate that creates a dramatic impression.

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Mitchelldale Business Park

On June 13, 2014 we acquired a fee simple interest in an approximately 377,752 square foot office/industrial business park located in Houston, Texas and commonly known as Mitchelldale Business Park (the “Mitchelldale Property”).  The Mitchelldale Property was acquired through our wholly owned subsidiary, Hartman Mitchelldale Business Park, LLC (“Mitchelldale LLC”) from AFS NW Business Park, L.P., an unrelated third party seller for $19,175,000, exclusive of closing costs.  Mitchelldale LLC financed the payment of the purchase price for the Mitchelldale Property with (1) proceeds from our current public offering and (2) a loan in the aggregate principal amount of $12,200,000.  The loan to value percentage is approximately 58.9%.

The Mitchelldale Property was constructed in 1977.  The Mitchelldale Property is approximately 94% occupied by 75 tenants as of December 12, 2014.  There is no current tenant who occupies 10% or more of the property.  The largest single tenant occupies approximately 5.2% of the property.  The top ten tenants occupy approximately 33% of the property and comprise approximately 37% of current annual base rent.  Major tenants include Craven Carpet, A Better Tripp Moving and Storage, GC Services, LP, Crusader Gun Company and LOYC Investments.

An acquisition fee of approximately $479,375 was earned by Hartman Advisors LLC, our advisor, in connection with the purchase of the Mitchelldale Property.

The average rent for the occupied space is $6.16 plus triple-net expense recovery.  During the next twelve months there are 15 tenant lease expirations comprising approximately 66,113 square feet.

Mitchelldale Business Park is a 377,752 square-foot Class B industrial park comprised of twelve buildings on 24.99 acres. The address of the property is 5151 Mitchelldale, Houston, TX  77092. It is located in Houston’s northwest industrial submarket. This industrial park was built in 1977, remodeled in 2004, and is currently 94% occupied.  Mitchelldale Business Park has a diversified tenant base, with only a single tenant making up greater than 5.0% of the overall rent roll. Though Mitchelldale has nearly seventy tenants, no single industry constitutes more than a third of the tenant base. (Source: Mitchelldale Business Park Offering Memorandum, HFF, L.P. & CoStar)

Mitchelldale Business Park is located in the Northwest Industrial Submarket of Houston, near the intersection of U.S. Highway 290 and Beltway 8, which is widely known as the “Main and Main” location for all regional distribution centers in Houston.  (Source: Mitchelldale Business Park Offering Memorandum, HFF, L.P. & CoStar)

The Operating Partnership Agreement – Exchange Rights

The section of our prospectus entitled “The Operating Partnership Agreement – Exchange Rights” is hereby superseded and replaced in its entirety with the following:

The limited partners of our operating partnership will have the right to cause their limited partnership units to be redeemed by the operating partnership or purchased by us for cash. In either event, the cash amount to be paid will be equal to the cash value of the number of our shares that would be issuable if the limited partnership units were exchanged for our shares on a one-for-one basis.  Alternatively, we may elect to purchase the limited partnership units by issuing one share of our common stock for each limited partnership unit exchanged.  If we list our shares of common stock on a national securities exchange, the cash value of a share of common stock would equal the average of the daily market price of a share of common stock for the ten consecutive trading days immediately preceding the date on which the cash value is determined.  If our shares of common stock are not listed, then until three full fiscal years after the later of this or any subsequent offering of our shares, we will use the offering price of shares in our most recent primary offering as the cash value per share (unless we have sold assets and made special distributions to stockholders of net proceeds from such sales, in which case the cash value per share will equal the offering price less the amount of those special distributions constituting a return of capital).  Beginning three full fiscal years after the most recently terminated of our shares (or possibly sooner if our board determines otherwise), the cash value per share will be based on valuations of our properties and other assets.  Such valuations will be performed by persons independent of us and of our advisor.

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These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons, (3) cause us to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, (4) cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code, or (5) cause the acquisition of shares by a redeemed limited partner to be “integrated” with any other distribution of our shares for purposes of complying with the Securities Act. Conditions (2) and (3) will not apply until after the first taxable year for which we make an election as a REIT.

Subject to the foregoing, limited partners of the operating partnership may exercise their exchange rights at any time after 14 months following the date of issuance of their partnership units. A limited partner may not exercise an exchange right for less than 1,000 partnership units, unless such limited partner holds less than 1,000 units, in which case, he must exercise his exchange right for all of his units. We do not expect to issue any of the shares of common stock offered hereby to limited partners of the operating partnership in exchange for their limited partnership units. Rather, in the event a limited partner of the operating partnership exercises its exchange rights, and we elect to purchase the partnership units with shares of our common stock, we expect to issue unregistered shares of common stock, or subsequently registered shares of common stock, in connection with such transaction.

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Prior Performance Tables

The Prior Performance Table included in our prospectus entitled “Table V – Results of Sales or Disposals of Property” is hereby superseded and replaced in its entirety with the following:

TABLE V

RESULTS OF SALES OR DISPOSALS OF PROPERTY

This Table provides summary information on the results of sales and / or dispositions of properties for the last three fiscal years ended November 30, 2014.

			Selling Price, Net of Closing Costs and GAAP Adjustments			Cost of Properties, Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Total (3)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement, Closing and Soft Costs (4)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Hartman Development Fund LLC, located in Houston, TX (1)	-	May 2013	$4,000	-	$4,000	-	$3,040	$3,040	$99
Hartman Gulf Plaza Tenant- in-Common, located in Houston, TX	June 2004	March 2014	$5,900	$7,284	$13,184	$8,000	$17,310	$25,310	$7,878

1.

Hartman Development Fund, LLC owned one commercial real estate property.  Effective May 30, 2013, Hartman Development Fund, LLC merged with and into Hartman Short Term Income Properties XIX, Inc., which continues to own the singe real estate asset.

2.

Financial information for programs was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.

3.

Amounts do not include a pro rata share of the offering costs.  There were no carried interests received in lieu of commissions in connection with acquisition of property.

4.

Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

Subscription Agreement

A revised form of our Subscription Agreement is attached to this Supplement as Exhibit A.

Quarterly Report for the Quarterly Period Ended September 30, 2014

On November 14, 2014, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, a copy of which is attached to this Supplement as Exhibit B (without exhibits).

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Exhibit A

Revision Version 12/29/2014

Hartman Short Term Income Properties XX, Inc.
SUBSCRIPTION AGREEMENT
FOLLOW-ON OFFERING
See "Subscription Process" in the Final Prospectus for instructions

1. INVESTMENT INFORMATION

Minimum Purchase $10,000; $5,000 for IRAs

Total $ Invested ____________ # of Shares ____________

Method of Payment

☐Check Enclosed ☐Wire ☐Check Under Separate Cover

WE DO NOT ACCEPT Cash, Starter Checks, Counter Checks, Money Orders, Third-Party Checks, or Traveler's Checks due to Anti-Money Laundering Considerations.

☐ Check if NAV Purchase
☐ Initial Investment
☐ Subsequent Investment:
My Investor # is: ____________

Please make check(s) payable to:
Hartman Short Term Income Properties XX, Inc.

2. TYPE OF OWNERSHIP

Non-Custodial Account Type

☐ Individual
☐ Joint Tenants with Rights of Survivorship (JTWROS)
☐ Joint Tenants in Common (JTIC)
☐ Uniform Gift to Minors Act (UGMA)

☐ Pension or Profit Sharing Plan
**Include Certification of Investment Powers*
☐ Trust
**Include Copy of Trust or Hartman Trust Certification Form*
☐ Corporation/Partnership/Other
**Corporate Resolution or Partnership Agreement Required*

Custodial Account Type

CUSTODIAN ACCOUNT NUMBER: ____________

☐ IRA
☐ Roth IRA
☐ SEP IRA
☐ Simple IRA
☐ Other: ____________

***All IRA accounts must be forwarded to custodian for processing and signatures. Custodian will then submit to Hartman Short Term Income Properties XX, Inc

CUSTODIAN INFORMATION *(To be completed by Custodian)*
Custodian Name: ____________

Custodian Address

City ____________ State ____ Zip ____

Custodian Tax ID # ____________

Custodian Phone # ____________

3. INVESTOR INFORMATION

(Residential street address MUST be provided. See Section 4 if mailing address is different than residential street address.)

A. Investor Name *(Investor/Trustee/Executor/Authorized Signatory Information)*

First Name ____________ (MI) ____ Last Name ____________ Gender ____________

Social Security Number ____________ Date of Birth (MM/DD/YYYY) ____________ Phone Number ____________

Residential Street Address ____________ City ____________ State ____ Zip Code ____________

Email Address ____________

B. Co-Investor Name *(Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable)*

First Name ____________ (MI) ____ Last Name ____________ Gender ____________

(Co-Investor Information Continued on Next Page)

Social Security Number | Date of Birth (MM/DD/YYYY) | Phone Number

Residential Street Address | City | State | Zip Code

Email Address

C. Entity Name – Retirement Plan/Trust/Corporation/Partnership/Other
(Trustee(s) and/or authorized signatory(s) information MUST be provided in Sections 3A and 3B)

Entity Name_______________ Tax ID Number_______________ Date of Trust __________

Entity Type *(Select one. Required)*

☐ Retirement Plan ☐ Trust ☐ Corporation ☐ LLC ☐ Partnership ☐Other ______________

4. INVESTOR MAILING ADDRESS *(If different than residential street address provided in Section 3A)*

Address | City | State | Zip Code

5. SELECT HOW YOU WANT TO RECEIVE YOUR DISTRIBUTIONS *(Select only one)*
Complete this section to enroll in the Distribution Reinvestment Plan or to elect to receive cash distributions.

I hereby subscribe for shares of Hartman Short Term Income Properties XX, Inc. and elect the distribution option indicated below:

☐ **Distribution Reinvestment Plan** (See Prospectus for details)
For Custodial held accounts, if you elect cash distributions the funds must be sent to the Custodian.

☐ **Cash/Check Mailed to the address set forth above in section 3** (Available for Non-Custodial Investors only.)

☐ **Cash/Check Mailed to Third Party/Custodian**

Name/Entity Name/Financial Institution	Mailing Address		
City	State	Zip Code	Account Number (Required)

☐ **Cash/Direct Deposit** *(Non–Custodian Investors Only)*
I authorize Hartman Short Term Income Properties XX, Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Hartman Short Term Income Properties XX, Inc. in writing to cancel it. In the event that Hartman Short Term Income Properties XX, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Name/Entity Name/Financial Institution		Mailing Address	
City	State	Zip Code	
Your Bank's ABA Routing Number	Your Bank Account Number	☐ Checking Account	☐ Savings Account

6. BROKER-DEALER/FINANCIAL ADVISOR INFORMATION

The registered representative must sign below to complete order. The registered representative warrants that it is a duly licensed Broker-Dealer or authorized representative and may lawfully offer shares in the state designated as the investor's address or the state in which the sale was made, if different. The registered representative warrants that he has reasonable grounds to believe this investment is suitable for the subscriber and that he has informed subscriber of all aspects of liquidity and marketability of this investment. *(Continued on Next Page)*

Page | 2

Broker-Dealer Name: ______________________________

Financial Advisor Name: ______________________________

______________________________ ____________ ______ ____________
(Advisor Mailing Address) (City) (State) (Zip Code)

Financial Advisor Number: ______________________________

Branch Number: ______________________________

Telephone Number: ______________________________

E-mail Address: ______________________________

Fax Number: ______________________________

______________________________ ______________________________
Financial Advisor Signature *Branch Manager Signature (If required by Broker-Dealer)*

______________________________ ______________________________
Date *Date*

7. SUITABILITY ACKNOWLEDGEMENT
(INVESTORS PLEASE SEPARATELY INITIAL EACH OF THE REPRESENTATIONS BELOW)

In order to induce the Company to accept this subscription, I (we) hereby represent and warrant to the Company as follows:

______ Initials	______ Initials	**Every Investor:** I (we) have a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more, or that I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the final Prospectus under "Suitability Standards.
______ Initials	______ Initials	**Every Investor:** I (we) have a gross annual income of at least $70,000 and a net worth (as described above) of at least $70,000, or that I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the final Prospectus under "Suitability Standards."
______ Initials	______ Initials	**For residents of Missouri and Tennessee only:** My (our) aggregate investment in the Company does not exceed 10% of my (our) liquid net worth and I (we) meet one of the Company's suitability standards.
______ Initials	______ Initials	**For residents of California only:** My (our) aggregate investment in the Company does not exceed 10% of my (our) net worth (excluding home, home furnishing and automobiles) and I (we) have either (1) a gross annual income of at least $70,000 and a net worth (as determined above) of at least $120,000 or (2) a net worth of at least $250,000 (as determined above).
______ Initials	______ Initials	**For Kansas residents:** It is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other direct participation investments. Liquid net worth is defined as that portion of net worth that consist of cash, cash equivalents and readily marketable securities.
______ Initials	______ Initials	**For Massachusetts Residents:** Shares will only be sold to investors who have a minimum net worth of $100,000 (exclusive of home, auto and furnishings) and annual income of $100,000 or, in the alternative, a Net Worth of $400,000 (exclusive of home, auto and furnishings).
______ Initials	______ Initials	**For Iowa and Nebraska Residents:** Shares will only be sold to investors who have a minimum net worth of $100,000 (exclusive of home, auto and furnishings) and annual income of $70,000 or, in the alternative, a Net Worth of $350,000 (exclusive of home, auto and furnishings).

(Suitability Acknowledgement Continued on Next Page)

Page | 3

______ ______
Initials Initials

______ ______
Initials Initials

For residents of Alabama, Ohio and Tennessee only: I (we) acknowledge that I (we) are not eligible to participate in the Automatic Purchase Plan.

______ ______
Initials Initials

8. INVESTOR ACKNOWLEDGEMENT

(INVESTORS PLEASE SEPARATELY INITIAL EACH OF THE REPRESENTATIONS BELOW)

In order to induce the Company to accept this subscription, I (we) hereby represent and warrant to the Company as follows:

(A) I have received the Final Prospectus.

______ ______
Initials Initials

(B) I am purchasing the Shares for my own account and I further acknowledge that the investment is not liquid.

______ ______
Initials Initials

The Sponsor or any person selling shares on behalf of the Sponsor or the Company may not complete a sale of shares to a shareholder until at least five business days after the date the shareholder receives the final Prospectus.

The Sponsor or the person designated by the Sponsor shall send each shareholder a confirmation of his or her purchase.

(Required Signatures on Next Page)

Page | 4

9. REQUIRED SIGNATURES (CUSTODIAN, *if applicable* and INVESTOR(S))

I declare that the information supplied above is true and correct and may be relied upon by the Company in connection with my investment in Hartman Short Term Income Properties XX, Inc. Under penalties of perjury, by signing this Signature Page, I hereby certify that (a) I have provided herein my correct Taxpayer Identification Number, and (b) I am not subject to back-up withholdings as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am no longer subject to back-up withholding.

IF QUALIFIED PLAN, CUSTODIAN MUST SIGN BELOW:

Signature of Custodian (if applicable) ______________________ Date ______________

I (We) represent to you that (a) the information contained herein is complete and accurate and may be relied upon by you and (b) I (we) will notify you immediately of any material adverse change in any of such information occurring prior to the acceptance of my subscription. In WITNESS WHEREOF, I (We) have initialed the foregoing statements and executed this Subscription Agreement Signature Page this______day of________________, 20___.

INDIVIDUAL INVESTORS

Print or Type Name Investor	Print or Type Name Co-Investor
Signature	Signature
Address	Address
City State Zip	City State Zip

Please mail completed Subscription Agreement (with all signatures) and personal check(s) made payable to

Hartman Short Term Income Properties XX, Inc.
c/o Phoenix American Financial Services
2401 Kerner Blvd
San Rafael, CA 94901
1-800-880-2212 – Investor Relations

If custodial investment, please mail completed original Subscription Agreement (with all signatures) and any additional required documents to the Custodian. Custodian will forward to Hartman's transfer agent, Phoenix American Financial Services.

Wiring Instructions:
Bank of the West
Walnut Creek, CA
ABA # 121100782
Account # 1023583633
Account Name: Phoenix American Financial Services Inc Hartman Short Term Properties XX, INC

Page | 5

Exhibit B

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________

FORM 10-Q

____________

☒Quarterly report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended September 30, 2014

 ☐ Transition report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Commission File Number 000-53912

__________

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.
(Exact name of registrant as specified in its charter)

Maryland	26-3455189
(State of Organization)	(I.R.S. Employer Identification Number)
2909 Hillcroft, Suite 420 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

_______________

(713) 467-2222
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☒     No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐     Accelerated filer ☐          Non-accelerated filer (Do not check if a smaller reporting company) ☐                         Smaller reporting company ☒

    Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒

As of November 10, 2014 there were 7,607,196 shares of the Registrant’s common shares issued and outstanding, 19,000 of which were held by an affiliate of the Registrant.

Hartman Short Term Income Properties XX, Inc. and Subsidiaries

Table of Contents

1

PART I

FINANCIAL INFORMATION

Item 1. Financial Statements

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
ASSETS	(Unaudited)

Real estate assets, at cost	$ 91,991,529	$ 56,992,904
Accumulated depreciation and amortization	(10,909,141)	(6,278,801)
Real estate assets, net	81,082,388	50,714,103

Cash and cash equivalents	12,062,366	143,038
Restricted cash	7,100,000	-
Accrued rent and accounts receivable, net	1,206,124	518,877
Deferred loan and leasing commission costs, net	2,493,088	995,528
Goodwill	249,686	249,686
Prepaid expenses and other assets	1,009,530	379,804
Due from related parties	93,218	-
Total assets	$ 105,296,400	$ 53,001,036

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Notes payable	$ 49,569,624	$ 2,300,000
Accounts payable and accrued expenses	3,937,806	2,545,833
Due to related parties	-	67,651
Tenants' security deposits	564,279	319,258
Total liabilities	54,071,709	5,232,742

Commitments and contingencies (Note 12)

Stockholders' equity:
Preferred stock, $0.001 par value, 200,000,000 convertible, non-voting shares authorized, 1,000 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	1	1
Common stock, $0.001 par value, 750,000,000 authorized, 7,373,416 shares and 6,311,691 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	7,374	6,312
Additional paid-in capital	68,722,697	58,844,825
Accumulated distributions and net loss	(17,505,381)	(11,082,844)
Total stockholders' equity	51,224,691	47,768,294
Total liabilities and total stockholders' equity	$ 105,296,400	$ 53,001,036

The accompanying notes are an integral part of these consolidated financial statements.

2

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Rental revenues	$ 2,844,926	$ 1,552,676	$ 7,025,809	$ 4,408,093
Tenant reimbursements and other revenues	824,223	563,508	1,491,640	979,716
Total revenues	3,669,149	2,116,184	8,517,449	5,387,809

Expenses
Property operating expenses	947,204	537,110	2,100,777	1,382,579
Asset management and acquisition fees	158,231	96,122	1,217,853	430,408
Organization and offering costs	148,163	210,705	365,032	445,871
Real estate taxes and insurance	593,691	286,867	1,439,048	949,760
Depreciation and amortization	2,033,854	1,057,832	4,630,340	2,837,947
General and administrative	214,420	130,550	514,525	493,692
Interest expense	598,260	192,787	1,093,585	661,741
Total expenses	4,693,823	2,511,973	11,361,160	7,201,998
Loss from continuing operations	(1,024,674)	(395,789)	(2,843,711)	(1,814,189)
Income from discontinued operations	-	-	-	189,036
Net loss	$ (1,024,674)	$ (395,789)	$ (2,843,711)	$ (1,625,153)
Basic and diluted loss per common share:
Loss from continuing operations attributable to common stockholders	$ (0.14)	$ (0.07)	$ (0.41)	$ (0.40)
Income from discontinued operations	-	-	-	0.04
Net loss attributable to common stockholders	$ (0.14)	$ (0.07)	$ (0.41)	$ (0.36)
Weighted average number of common shares outstanding, basic and diluted	7,124,242	5,342,710	6,868,701	4,549,526

The accompanying notes are an integral part of these consolidated financial statements.

3

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)

	Preferred Stock		Common Stock			Accumulated
					Additional Paid-In	Distributions
	Shares	Amount	Shares	Amount	Capital	and Net Loss	Total
Balance, December 31, 2013	1,000	$1	6,311,691	$6,312	$58,844,825	($11,082,844)	$47,768,294
Issuance of common shares (cash investment), net of redemptions	-	-	872,881	873	8,596,971	-	8,597,844
Issuance of common shares (non-cash)	-	-	188,844	189	1,797,548	-	1,797,737
Selling commissions	-	-	-	-	(516,647)	-	(516,647)
Dividends and distributions (cash)	-	-	-	-	-	(1,835,384)	(1,835,384)
Dividends and distributions (stock)	-	-	-	-	-	(1,743,442)	(1,743,442)
Net loss	-	-	-	-	-	(2,843,711)	(2,843,711)
Balance, September 30, 2014	1,000	$1	7,373,416	$7,374	$68,722,697	($17,505,381)	$51,224,691

The accompanying notes are an integral part of these consolidated financial statements.

4

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$ (2,843,711)	$ (1,625,153)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock based compensation	65,000	72,500
Depreciation and amortization	4,630,340	2,837,947
Deferred loan and leasing commission costs amortization	338,296	111,870
Bad debt (recovery) provision	(44,130)	97,374
Changes in operating assets and liabilities:
Accrued rent and accounts receivable	(643,117)	(321,830)
Deferred leasing commissions	(859,265)	(177,080)
Prepaid expenses and other assets	(129,726)	(345,798)
Accounts payable and accrued expenses	1,063,720	152,578
Due to related parties	(160,869)	(542,741)
Tenants' security deposits	245,021	24,648
Net cash provided by operating activities	1,661,559	284,315
Cash flows from investing activities:
Acquisition deposits	(500,000)	350,000
Increase in restricted cash	(7,100,000)	-
Additions to real estate	(34,734,917)	(14,185,804)
Disposition of Haute Harwin property	-	3,253,671
Net cash used in investing activities	(42,334,917)	(10,582,133)
Cash flows from financing activities:
Distributions to common stockholders	(1,814,583)	(1,131,249)
Payment of selling commissions	(516,647)	(576,783)
Borrowings net of repayment under insurance premium finance note	33,039	22,397
Payment of deferred loan costs	(976,591)	(48,152)
Borrowings under term loan notes	49,725,000	-
Repayments under term loan notes	(155,376)	-
Borrowings under revolving credit facility	22,644,050	7,487,821
Repayment of revolving credit advances	(24,944,050)	(15,387,821)
Proceeds from issuance of common stock, net of redemptions	8,597,844	20,667,469
Net cash provided by financing activities	52,592,686	11,033,682
Net change in cash and cash equivalents	11,919,328	735,864
Cash and cash equivalents at the beginning of period	143,038	61,894
Cash and cash equivalents at the end of period	$ 12,062,366	$ 797,758

Supplemental cash flow information:
Cash paid for interest	931,089	586,571

Supplemental disclosures of non-cash investing and financing activities:
Increase in stock distribution payable	25,705	42,688
Distributions made to common stockholders through common stock issuances pursuant to the distribution reinvestment plan	1,717,737	1,111,176

The accompanying notes are an integral part of these consolidated financial statements.

5

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

        As used herein, the terms “we,” “our,” “us,” and “the Company” refers to Hartman Short Term Income Properties XX, Inc. and our consolidated subsidiaries, except where the context requires otherwise.

Note 1 — Organization and Business

Hartman Short Term Income Properties XX, Inc. (the “Company”), is a Maryland corporation formed on February 5, 2009.  The Company elected to be treated as a real estate investment trust (“REIT”) beginning with the taxable year ending December 31, 2011.  Effective July 16, 2013, the Company is offering $200,000,000 of its common shares to the public in its follow-on offering (exclusive of $19,000,000 of its common shares available pursuant to the Company’s distribution reinvestment plan) at a price of $10.00 per share. The offering price for shares offered in the follow-on offering was determined by the Company’s board of directors.  The Company’s board of directors may change the price at which the Company offers shares to the public from time to time during the follow-on offering, but not more frequently than quarterly, to reflect changes in the Company’s estimated per-share net asset value and other factors the Company’s board of directors deems relevant.

The Company was originally a majority owned subsidiary of Hartman XX Holdings, Inc.  Hartman XX Holdings, Inc. is a Texas corporation wholly owned by Allen R. Hartman.  The Company sold 19,000 shares to Hartman XX Holdings, Inc. at a price of $10.00 per share.  The Company has also issued 1,000 shares of convertible preferred shares to its advisor, Hartman Advisors LLC at a price of $10.00 per share.  Hartman Advisors LLC (the “Advisor”) is the Company’s advisor. The Advisor is owned 70% by Allen R. Hartman and 30% by Hartman Income REIT Management, Inc. (the “Property Manager”). The Property Manager is a wholly owned subsidiary of Hartman Income REIT, Inc. of which approximately 20% is beneficially owned by Allen R. Hartman, the Company’s Chief Executive Officer and Chairman of the Board of Directors.

On April 11, 2014 we formed Hartman XX Limited Partnership, a Texas limited partnership (the “Operating Partnership”).  On March 7, 2014 we formed Hartman XX REIT GP LLC, a Texas limited liability company, to serve as the sole general partner of the Operating Partnership.  We are the sole limited partner of the Operating Partnership.  Our single member interests in our limited liability company subsidiaries are owned by the Operating Partnership or its wholly owned subsidiaries.

As of September 30, 2014, we had issued and outstanding 7,373,416 shares of our common stock in our initial and follow-on offerings, including 465,487 shares of our common stock pursuant to our distribution reinvestment plan, resulting in gross offering proceeds of $66,998,299.  Total shares issued and outstanding as of September 30, 2014 include 30,875 shares of our common stock issued as non-employee compensation to members of our board of directors and certain executives of our Property Manager.

The management of the Company is through the Advisor.  Management of the Company’s properties is through the Property Manager. D.H. Hill Securities LLLP (the “Dealer Manager”) serves as the dealer manager of the Company’s public offering. These parties receive compensation and fees for services related to the offering and for the investment and management of the Company’s assets. These parties will receive fees during the offering, acquisition, operational and liquidation stages.

       As of September 30, 2014 we owned 6 commercial properties comprising approximately 1,103,647 square feet plus 3 pad sites.  We own 4 properties located in Richardson, Arlington, and Dallas, Texas and 2 properties in Houston, Texas.  As of September 30, 2013 we owned 4 commercial properties comprising approximately 605,244 square feet plus 3 pad sites, located in Richardson, Arlington and Dallas, Texas.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements included in this report are unaudited; however, amounts presented in the consolidated balance sheet as of December 31, 2013 are derived from our audited consolidated financial statements as of that date.  The unaudited consolidated financial statements as of September 30, 2014 have been prepared by us in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission, including Form 10-Q and Regulation S-X, on a basis consistent with the annual audited consolidated financial statements. The consolidated financial statements presented herein reflect all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management, necessary to fairly present the financial position of the Company as of September 30, 2014, and the results of consolidated operations for the three and nine months ended September 30, 2014 and 2013, the consolidated statements of stockholders’ equity for the nine months ended September 30, 2014 and the consolidated statements of cash flows for the nine months ended September 30, 2014 and 2013.  The results of the three and nine months ended September 30, 2014 are not necessarily indicative of the results to be expected for the year ending December 31, 2014.

The consolidated financial statements herein are condensed and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

        These unaudited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Hartman Richardson Heights Properties, LLC; Hartman Cooper Street Plaza, LLC; and Hartman Bent Tree Green, LLC for the nine months ended September 30, 2014 and 2013, respectively; Hartman Parkway LLC for the nine months ended September 30, 2014 and for the period from March 15, 2013, the date this subsidiary acquired the Parkway Property, to September 30, 2013; Hartman Gulf Plaza LLC for the period from March 11, 2014, the date this subsidiary acquired the Gulf Plaza Property, to September 30, 2014; Hartman Mitchelldale Business Park, LLC for the period from June 13, 2014, the date this subsidiary acquired the Mitchelldale Property, to September 30, 2014; and Hartman Haute Harwin, LLC for the period from January 1, 2013 to March 28, 2013, the date this subsidiary’s property was sold to an affiliate.  All significant intercompany balances and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Reclassifications

We have reclassified certain prior period amounts in the accompanying consolidated financial statements in order to be consistent with the current period presentation. These reclassifications had no effect on net loss, total assets, total liabilities or stockholders’ equity.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.  Cash and cash equivalents at September 30, 2014 and December 31, 2013 consisted of demand deposits at commercial banks.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Restricted Cash

Restricted cash represents cash for which the use of funds is restricted by certain loan documents.  As of September 30, 2014 and December 31, 2013, the Company had a restricted cash balance of $7,100,000 and $0, respectively, which represent amounts set aside as impounds to be disbursed to the Company (i) upon its achieving incremental occupancy and gross income thresholds at the Richardson Heights Property and the Bent Tree Green Property, and (ii) the completion of certain agreed upon capital repairs at the Cooper Street Property and the Mitchelldale Property.  Restricted cash includes $6,500,000 of loan proceeds and $600,000 in cash, which have been deposited in an escrow account with a loan servicer.

Financial Instruments

       The accompanying consolidated balance sheets include the following financial instruments: cash and cash equivalents, restricted cash, accrued rent and accounts receivable, accounts payable and accrued expenses and due from (to) related parties.  The Company considers the carrying value to approximate the fair value of these financial instruments based on the short duration between origination of the instruments and their expected realization.  Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its notes payable approximates fair value.

Revenue Recognition

Our leases are accounted for as operating leases.  Certain leases provide for tenant occupancy during periods for which no rent is due and/or for increases or decreases in the minimum lease payments over the terms of the leases.  Revenue is recognized on a straight-line basis over the terms of the individual leases.  Revenue recognition under a lease begins when the tenant takes possession of or controls the physical use of the leased space.  When the Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Accrued rents are included in accrued rent and accounts receivable, net.  In accordance with Accounting Standards Codification (“ASC”) 605-10-S99, Revenue Recognition, the Company will defer the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Cost recoveries from tenants are included in tenant reimbursement and other revenues in the period the related costs are incurred.

Real Estate

Allocation of Purchase Price of Acquired Assets

       Upon the acquisition of real properties, it is the Company’s policy to allocate the purchase price of properties to acquired tangible assets, consisting of land and buildings, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and leasehold improvements and value of tenant relationships, based in each case on their fair values. The Company utilizes internal valuation methods to determine the fair values of the tangible assets of an acquired property (which includes land and buildings).

The fair values of above-market and below-market in-place lease values, including below-market renewal options for which renewal has been determined to be reasonably assured, are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) an estimate of fair market lease rates for the corresponding in-place leases and below-market renewal options, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease. The above-market and below-market lease and renewal option values are capitalized as intangible lease assets or liabilities and amortized as an adjustment of rental income over the remaining expected terms of the respective leases.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on independent appraisals and management’s consideration of current market costs to execute a similar lease. These direct costs are included in intangible lease assets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These intangibles are included in real estate assets in the consolidated balance sheets and are being amortized to expense over the remaining term of the respective leases.

The determination of the fair values of the assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the purchase price allocations, which could impact the amount of the Company’s reported net loss.

Depreciation and amortization

       Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 39 years for buildings and improvements.  Tenant improvements are depreciated using the straight-line method over the lesser of the life of the improvement or the remaining term of the lease. In-place leases are amortized using the straight-line method over the weighted average years calculated on terms of all of the leases in-place when acquired.

Impairment

       We review our real estate assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations.  We determine whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the estimated residual value of the property, with the carrying cost of the property.  If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the property exceeds its fair value.  Management has determined that there has been no impairment in the carrying value of our real estate assets as of September 30, 2014.

Projections of expected future cash flows require management to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to release the property and the number of years the property is held for investment. The use of inappropriate assumptions in the future cash flow analysis would result in an incorrect assessment of the property’s future cash flow and fair value and could result in the overstatement of the carrying value of our real estate and related intangible assets and net income.

Accrued Rent and Accounts Receivable

       Included in accrued rent and accounts receivable are base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rent and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Deferred Loan and Leasing Commission Costs

       Loan costs are amortized using the straight-line method over the terms of the loans, which approximates the interest method.  Leasing commissions are amortized using the straight-line method over the term of the related lease agreements.

Goodwill

       GAAP requires the Company to test goodwill for impairment at least annually or more frequently whenever events or circumstances occur indicating goodwill might be impaired.  The Company has the option to perform a qualitative assessment to determine if it is more likely than not that the fair value is less than the carrying amount.  If the qualitative assessment determines that it is more likely than not that the fair value is less than the carrying amount, or if the Company elects to bypass the qualitative assessment, the Company performs a two-step impairment test.  In the first step, management compares its net book value of the Company to the carrying amount of goodwill at the balance sheet date. In the event net book value of the Company is less than the carrying amount of goodwill, the Company proceeds to step two and assesses the need to record an impairment charge. No goodwill impairment has been recognized in the accompanying consolidated financial statements.

Organization and Offering Costs

The Company has incurred certain expenses in connection with organizing the Company. These costs principally relate to professional and filing fees. For the three months ended September 30, 2014 and 2013, such costs totaled $148,163 and $210,705, respectively.  For the nine months ended September 30, 2014 and 2013, such costs totaled $365,032 and $445,871, respectively.

Organization and offering costs will be reimbursed by the Advisor to the extent that organization and offering costs ultimately exceed 1.5% of gross offering proceeds.  As of September 30, 2014, the amount of offering and organizational expenses incurred in excess of 1.5% of gross offering proceeds is cumulatively $525,694 for the Company’s initial and follow-on offerings.  No demand has been made of the Advisor for reimbursement as of September 30, 2014 and no receivable has been recorded with respect to the excess costs as of that date.  The Company expects the excess cost to diminish as additional offering proceeds are received. Selling commissions in connection with the offering are recorded and charged to additional paid-in capital.

Stock-Based Compensation

The Company follows ASC 718, Compensation-Stock Compensation (ASC 718) with regard to issuance of stock in payment of services.  ASC 718 requires that compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements.  The compensation cost is measured based on the fair value of the equity or liability instruments issued.

       Stock-based compensation expense is included in general and administrative expense in the accompanying consolidated statements of operations.

Advertising

       The Company expenses advertising costs as incurred and such costs are included in general and administrative expenses in the accompanying consolidated statements of operations.  Advertising costs totaled $9,215 and $275 for the three months ended September 30, 2014 and 2013, and $23,320 and $3,891 for the nine months ended September 30, 2014 and 2013, respectively.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Income Taxes

We have elected to be treated as a REIT under the Internal Revenue Code of 1986, as amended, beginning with our taxable year ended December 31, 2011. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP).  As a REIT, the Company generally will not be subject to federal income tax on income that it distributes as dividends to its stockholders.  If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants the Company relief under certain statutory provisions.  Such an event could materially and adversely affect the Company’s net income and net cash available for distribution to stockholders.  However, the Company believes that it is organized and will operate in such a manner as to qualify for treatment as a REIT.

For the three months ended September 30, 2014 and 2013, the Company incurred a net loss of $1,024,674 and $395,789, respectively.  For the nine months ended September 30, 2014 and 2013, the Company incurred a net loss of $2,843,711 and $1,625,153.  The Company does not currently anticipate forming any taxable REIT subsidiaries or otherwise generating future taxable income which may be offset by the net loss carry forward.  The Company considers that any deferred tax benefit and corresponding deferred tax asset which may be recorded in light of the net loss carry forward would be properly offset by an equal valuation allowance in that no future taxable income is expected.  Accordingly no deferred tax benefit or deferred tax asset has been recorded in the accompanying consolidated financial statements.

The Company is required to recognize in its consolidated financial statements the financial effects of a tax position only if it is determined that it is more likely than not that the tax position will not be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  Management has reviewed the Company’s tax positions and is of the opinion that material positions taken by the Company would more likely than not be sustained upon examination.  Accordingly, the Company has not recognized a liability related to uncertain tax positions.

Loss Per Share

The computations of basic and diluted loss per common share are based upon the weighted average number of common shares outstanding and potentially dilutive securities.  The Company’s potentially dilutive securities include preferred shares that are convertible into the Company’s common stock.  As of September 30, 2014 and 2013, there were no shares issuable in connection with these potentially dilutive securities.  These potentially dilutive securities were excluded from the computations of diluted net loss per share for the three and nine months ended September 30, 2014 and 2013 because no shares are issuable and inclusion of such potentially dilutive securities would have been anti-dilutive.

Concentration of Risk

       Substantially all of our revenues are derived from four properties located in the Dallas, Texas metropolitan area and two properties located in Houston, Texas.  We maintain cash accounts in two U.S. financial institutions.  The terms of these deposits are on demand to minimize risk.  The balances of these accounts may exceed the federally insured limits.  No losses have been incurred in connection with these deposits nor are any expected.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 3 — Real Estate

   Real estate assets consisted of the following:

	September 30, 2014	December 31, 2013
Land	$ 21,097,500	$ 12,816,250
Buildings and improvements	51,115,435	33,420,171
In-place lease value intangible	19,778,594	10,756,483
	91,991,529	56,992,904
Less accumulated depreciation and amortization	(10,909,141)	(6,278,801)
Total real estate assets	$ 81,082,388	$ 50,714,103

       Depreciation expense for the three months ended September 30, 2014 and 2013 was $728,453 and $383,916, respectively. Depreciation expense for the nine months ended September 30, 2014 and 2013 was $1,593,376 and $947,831, respectively.  Amortization expense of in-place lease value intangible was $1,305,401 and $673,916 for the three months ended September 30, 2014 and 2013, respectively.  Amortization expense of in-place lease value intangible was $3,036,964 and $1,890,116 for the nine months ended September 30, 2014 and 2013, respectively.

       Acquisition fees paid to Advisor were $0 and $0 for the three months ended September 30, 2014 and 2013, respectively.  Acquisition fees paid to Advisor were $828,125 and $156,870 for the nine months ended September 30, 2014 and 2013, respectively.  Asset management fees paid to Advisor were $158,231 and $96,122 for the three months ended September 30, 2014 and 2013, respectively.  Asset management fees paid to Advisor were $389,728 and $273,538 for the nine months ended September 30, 2014 and 2013, respectively.  Asset management and acquisition fees are captioned as such in the accompanying consolidated statements of operations for the three and nine months ended September 30, 2014 and 2013, respectively.

On March 11, 2014, the Company acquired an office building comprising approximately 120,651 square feet located in Houston, Texas, commonly known as Gulf Plaza (the “Gulf Plaza Property”) through Hartman Gulf Plaza LLC (“Gulf Plaza LLC”), a wholly owned subsidiary of the Operating Partnership.  The Gulf Plaza Property was acquired for $13,950,000, exclusive of closing costs, from fourteen tenant-in-common investors, including Hartman Gulf Plaza Acquisitions, LP (“Acquisitions”) which owned 1% of the Gulf Plaza Property.  Acquisitions is an affiliate of our Property Manager, which indirectly owns approximately 15% of Acquisitions.  The Gulf Plaza Property was 100% occupied at the acquisition date.  An acquisition fee of $348,750 was earned by the Advisor in connection with the purchase of the Gulf Plaza Property.

On June 13, 2014, the Operating Partnership acquired an office/industrial business park comprising approximately 377,752 square feet located in Houston, Texas, commonly known as Mitchelldale Business Park (the “Mitchelldale Property”) through Hartman Mitchelldale Business Park, LLC (“Mitchelldale LLC”), a wholly owned indirect subsidiary of the Operating Partnership.  The Mitchelldale Property was acquired for $19,175,000, exclusive of closing costs, from an unrelated party.  The Mitchelldale Property was approximately 89% occupied at the acquisition date.  An acquisition fee of $479,375 was earned by the Advisor in connection with the purchase of the Mitchelldale Property.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table summarizes the fair values of the Gulf Plaza Property and the Mitchelldale Property assets acquired and liabilities assumed based upon our initial purchase price allocations as of the respective acquisition dates:

	Gulf Plaza	Mitchelldale
Assets acquired:
Real estate assets	$ 13,950,000	$ 19,175,000
Other assets	112,316	102,268
Total assets acquired	14,062,316	19,277,268

Liabilities assumed:
Accounts payable and accrued expenses	292,347	219,548
Security deposits	-	196,850
Total liabilities assumed	292,347	416,398

Fair value of net assets acquired	$ 13,769,969	$ 18,860,870

We identify and record the value of acquired lease intangibles at the property acquisition date. Such intangibles include the value of acquired in-place leases and above and below-market leases. Acquired lease intangibles are amortized over the leases' remaining terms.  With respect to all properties owned by the Company, we consider all of the in-place leases to be market rate leases.

The amount of total in-place lease intangible asset and the respective accumulated amortization are as follows:

	September 30, 2014	December 31, 2013
In-place lease value intangible	$ 19,778,594	$ 10,756,483
In-place leases – accumulated amortization	(7,290,197)	(4,253,233)
Acquired lease intangible assets, net	$ 12,488,397	$ 6,503,250

The Company’s wholly owned subsidiary, Hartman Richardson Heights Properties, LLC (“HRHP LLC”), and the City of Richardson, Texas are parties to an economic development incentive agreement.  Under the terms of the agreement, the City of Richardson will pay annual grants to HRHP LLC in equal installments over a five year period of up to $1.5 million and sales tax grants to be paid annually over the first 10 years of the tenant lease.  The Company has received installments of $300,000 in each of the three months ended September 30, 2014 and 2013, respectively, which are included in tenant reimbursements and other revenues on the consolidated statements of operations.

Payments received by the Company in the form of annual grants and annual sales tax grants are subject to refund or adjustment during the term of the economic development incentive agreement.  In general the incentive agreement provides that the Company must continue to be in good standing with respect to the terms and conditions of the agreement and that the Alamo Draft House lessee must continue as a tenant of the Richardson Heights Property during the term of its lease agreement.  As of September 30, 2014, no uncured breach or default exists under the terms of the incentive agreement and the Company has no liability or other obligation to repay any grants received under the agreement.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 4 — Accrued Rent and Accounts Receivable, net

Accrued rent and accounts receivable, net, consisted of the following:

	September 30, 2014	December 31, 2013
Tenant receivables	$ 455,119	$ 312,218
Accrued rent	967,760	467,544
Allowance for uncollectible accounts	(216,755)	(260,885)
Accrued rents and accounts receivable, net	$ 1,206,124	$ 518,877

As of September 30, 2014 and December 31, 2013, we had an allowance for uncollectible accounts of $216,755 and $260,885, respectively.  For the three months ended September 30, 2014 and 2013, we recorded bad debt expense in the amount of $9,592 and $34,013, respectively, related to tenant receivables that we have specifically identified as potentially uncollectible based on our assessment of each tenant’s credit-worthiness.  For the nine months ended September 30, 2014 and 2013, we recorded bad debt (recovery) expense of ($44,130) and $97,374, respectively.  Bad debt expenses and any related recoveries are included in property operating expenses in the accompanying consolidated statements of operations.

Note 5 — Deferred Loan and Leasing Commission Costs, net

Costs which have been deferred consist of the following:

	September 30, 2014	December 31, 2013
Deferred loan and leasing commission costs	$ 3,220,413	$ 1,384,557
Less: accumulated amortization	(727,325)	(389,029)
Total cost, net of accumulated amortization	$ 2,493,088	$ 995,528

Note 6 — Notes Payable

The Company is a party to a $30.0 million revolving credit agreement (the “Credit Facility”) with a bank.  The borrowing base of the Credit Facility may be adjusted from time to time subject to the lenders underwriting with respect to real property collateral.    The Credit Facility was secured by the Richardson Heights Property; the Cooper Street Property; the Bent Tree Green Property and the Parkway Property.  On June 13, 2014, the Company entered into a modification agreement pursuant to which the Richardson Heights Property, the Cooper Street Property, and the Bent Tree Green Property were released as collateral for the Credit Facility.  On July 2, 2014, the Company entered into a further modification agreement of the Credit Facility to add the Gulf Plaza Property as collateral and the borrowing base of the Credit Facility, as further modified, was increased to $7.0 million.  The Credit Facility note bears interest at greater of 4.5% per annum or the bank’s prime rate plus 1% per annum.  The interest rate was 4.5% per annum as of September 30, 2014.  The loan matures on May 9, 2015.

The outstanding balance under the Credit Facility was $0 and $2.3 million as of September 30, 2014 and December 31, 2013, respectively.  As of September 30, 2014 the amount available to be borrowed is $7.0 million.  As of September 30, 2014, we were in compliance with all loan covenants.

On June 13, 2014, the Company, through the Operating Partnership, entered into four term loan agreements with an insurance company, each loan being secured by a collateral property.  The following is a summary of the mortgage notes payable as of September 30, 2014:

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Property Name	Payment Type	Maturity Date	Interest Rate	Principal Balance
Richardson Heights Property	Principal and interest	July 1, 2041	4.61%	$ 20,136,882
Cooper Street Property	Principal and interest	July 1, 2041	4.61%	8,373,752
Bent Tree Green Property	Principal and interest	July 1, 2041	4.61%	8,373,752
Mitchelldale Property	Principal and interest	July 1, 2041	4.61%	12,685,238
				$ 49,569,624

Monthly payments of principal and interest are due and payable on the first day of each month beginning August 1, 2014 until July 1, 2041 based on a 27 year loan amortization.  Each promissory note contains a call option wherein the holder of the promissory note may declare the outstanding balance due and payable on either July 1, 2024; July 1, 2029; July 1, 2034; or July 1, 2039.  Each of the loan agreements are subject to customary covenants, representations and warranties which must be maintained during the term of the loan agreements.  As of September 30, 2014, we were in compliance with all loan covenants.  Each of the loan agreements are secured by a deed of trust; assignment of licenses, permits and contracts; assignment and subordination of the management agreements; and assignment of rents.  The terms of the security instruments provide for the cross collateralization/cross default of the each of the loans.

In connection with the loans secured by the Richardson Heights Property and the Bent Tree Green Property, the Company has entered into a reserve agreement with the lender which requires that loan proceeds of $5,525,000 and $975,000, respectively, be deposited with the loan servicer.  The escrowed loan proceeds will be released to the Company upon satisfactory showing of increased annualized rental income from new lease agreements as set forth in the reserve agreement.  In connection with the loans secured by the Cooper Street Property and the Mitchelldale Property, the Company entered into a post-closing agreement with the lender requiring the short term escrow of $600,000 for certain capital repairs to be completed during 2014 together with the delivery of certain other documents as set forth in the post-closing agreement.  Loan proceeds and other reserve funds held pursuant to the reserve agreement and the post-closing agreement are recorded as restricted cash on the accompanying consolidated balance sheets.

       Under the terms of the reserve agreement, the Company may draw upon the escrow reserve funds until December 31, 2016.  Thereafter, the lender shall have the right to draw any remaining escrow reserve funds and apply such funds to one or more of the loans as the lender may determine in its sole discretion.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 7 — Loss Per Share

       Basic loss per share is computed using net loss attributable to common stockholders and the weighted average number of common shares outstanding.  Diluted earnings per share reflect common shares issuable from the assumed conversion of convertible preferred stock into common shares. Only those items that have a dilutive impact on basic earnings per share are included in the diluted earnings per share.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Numerator:
Net loss attributable to common stockholders	$ (1,024,674)	$ (395,789)	$ (2,843,711)	$ (1,625,153)
Denominator:
Basic and diluted weighted average common shares outstanding	7,124,242	5,342,710	6,868,701	4,549,526

Basic and diluted loss per common share:
Net loss attributable to common stockholders	$ (0.14)	$ (0.07)	$ (0.41)	$ (0.36)

Note 8 — Income Taxes

       Federal income taxes are not provided for because we qualify as a REIT under the provisions of the Internal Revenue Code and because we have distributed and intend to continue to distribute all of our taxable income to our stockholders. Our stockholders include their proportionate taxable income in their individual tax returns. As a REIT, we must distribute at least 90% of our real estate investment trust taxable income to our stockholders and meet certain income sources and investment restriction requirements. In addition, REITs are subject to a number of organizational and operational requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates.

Taxable income (loss) differs from net income (loss) for financial reporting purposes principally due to differences in the timing of recognition of interest, real estate taxes, depreciation and rental revenue.

Note 9 — Related Party Transactions

Hartman Advisors LLC is a Texas limited liability company owned 70% by Allen R. Hartman individually and 30% by the Property Manager.  The Advisor is a variable interest entity which consolidates for financial reporting purposes with Hartman Income REIT, Inc. and Subsidiaries, of which approximately 20% is beneficially owned by Allen R. Hartman, our Chief Executive Officer and Chairman of the Board of Directors.

For the three months ended September 30, 2014 and 2013 we paid the Advisor $158,231 and $96,122 respectively for asset management fees.  For the nine months ended September 30, 2014 and 2013 we paid the Advisor $389,728 and $273,538, respectively for asset management fees.  Acquisition fees paid to Advisor were $0 and $0 for the three months ended September 30, 2014 and 2013, respectively and $828,125 and $156,870 for the nine months ended September 30, 2014 and 2013, respectively.  In connection with the disposition of the Harwin property to Hartman XIX in March 2013, Advisor refunded the acquisition fee of $80,380 previously paid in connection with that acquisition.

Property operating expenses include property management fees paid to our Property Manager of $158,429 and $68,883 for the three months ended September 30, 2014 and 2013, respectively, and $352,871 and $197,236 for the nine months ended September 30, 2014 and 2013, respectively.  For the three months ended September 30, 2014 and 2013, respectively, we paid our Property Manager $225,784

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

and $26,483 for leasing commissions and $40,390 and $23,306 for construction management fees.  For the nine months ended September 30, 2014 and 2013, respectively, we paid our Property Manager $859,265 and $177,080 for leasing commissions and $127,447 and $130,786 for construction management fees.  Lease commissions and construction management fees are included in deferred loan and lease commission costs and real estate assets, respectively, in the consolidated balance sheets.

       As of September 30, 2014 and December 31, 2013, respectively, the Company had a net balance due from the Property Manager and the Advisor of $61,963 and $90,417.

The Company had a net balance due from (to) an affiliate, Hartman Short Term Income Properties XIX, Inc. (“Hartman XIX”), of $31,255 and ($158,068) as of September 30, 2014 and December 31, 2013, respectively.  The balance due to Hartman XIX represents undistributed funds from operations due to Hartman XIX with respect to its former ownership interest in the Richardson Heights Property joint venture and a retail shopping center commonly known as Haute Harwin (the “Harwin Property”) which was sold to Hartman XIX.

Effective March 28, 2013 the Company disposed of the Harwin Property for $3.4 million.

On March 11, 2014, we acquired a fee simple interest in an office building located in the Energy Corridor of Houston, Texas, commonly known as Gulf Plaza.  The property was acquired from fourteen tenant-in-common investors, including Hartman Gulf Plaza Acquisitions, LP which owned 1% of Gulf Plaza.  Acquisitions is an affiliate of Hartman Income REIT Management, Inc., our Property Manager, which indirectly owns approximately 15% of Acquisitions.  Approximately 10% of Acquisitions is owned by Allen Hartman, our President and CEO, or his affiliates.  Advisor earned an acquisition fee of $348,750 in connection with the Gulf Plaza Property acquisition.

On June 13, 2014, we acquired the Mitchelldale Property.  Advisor earned an acquisition fee of $479,375 in connection with the Mitchelldale Property acquisition.

Note 10 – Stockholders’ Equity

Common Stock

       Shares of common stock entitle the holders to one vote per share on all matters which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the Company’s board of directors in accordance with the Maryland General Corporation Law and to all rights of a stockholder pursuant to the Maryland General Corporation Law.  The common stock has no preferences or preemptive, conversion or exchange rights.

       Under our articles of incorporation, we have authority to issue 750,000,000 common shares, $0.001 par value per share, and 200,000,000 preferred shares, $0.001 par value per share.

       As of September 30, 2014, the Company has accepted investors’ subscriptions for and issued 6,858,054 shares of the Company’s common stock in its initial and follow-on public offerings, resulting in gross proceeds to the Company of $66,998,299.  As of the termination of our initial public offering, we had accepted investors’ subscriptions for, and issued 4,455,678 shares of our common stock in the initial public offering, including 162,561 shares of our common stock pursuant to our DRIP, resulting in offering proceeds of $43,943,731.

Preferred Stock

       Under our articles of incorporation the Company’s board of directors has the authority to issue one or more classes or series of preferred stock, and prior to the issuance of such stock, the board of directors shall have the power to classify or reclassify, in one or more series, any unissued shares and designate the preferences, rights and privileges of such shares.  As of September 30, 2014 and December 31, 2013,

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

respectively, we have issued 1,000 shares of convertible preferred shares to Hartman Advisors LLC at a price of $10.00 per share.

Common Stock Issuable Upon Conversion of Convertible Preferred Stock.  The convertible preferred stock will convert to shares of common stock if (1) the Company has made total distributions on then outstanding shares of the Company’s common stock equal to the issue price of those shares plus a 6% cumulative, non-compounded, annual return on the issue price of those outstanding shares, (2) the Company lists its common stock for trading on a national securities exchange if the sum of prior distributions on then outstanding shares of our common stock plus the aggregate market value of our common  stock  (based on the  30-day  average  closing   price) meets  the  same  6%  performance  threshold,  or  (3)  the Company’s advisory agreement with Hartman Advisors, LLC expires without renewal or is terminated (other than because of a material breach by Advisor), and at the time of such expiration or termination the Company is deemed to have met the foregoing 6% performance threshold based on the Company’s enterprise value and prior distributions and, at or subsequent to the expiration or termination, the stockholders actually realize such level of performance upon listing or through total distributions. In general, the convertible stock will convert into shares of common stock with a value equal to 15% of the excess of the Company’s enterprise value plus the aggregate value of distributions paid to date on then outstanding shares of common stock over the aggregate issue price of those outstanding shares plus a 6% cumulative, non-compounded, annual return on the issue price of those outstanding shares. With respect to conversion in connection with the termination of the advisory agreement, this calculation is made at the time of termination even though the actual conversion may occur later, or not at all.

Stock-Based Compensation

       We award vested restricted common shares to non-employee directors as compensation in part for their service as members of the board of directors of the Company.  These shares are fully vested when granted.  These shares may not be sold while an independent director is serving on the board of directors.  For the three and nine months ended September 30, 2014 and 2013, respectively, the Company granted 1,500 and 1,500 shares and 4,500 and 5,250 shares of restricted common stock to independent directors as compensation for services.  We recognized $15,000 and $15,000; and $45,000 and $52,500 as stock-based compensation expense for the three and nine months ended September 30, 2014 and 2013, respectively, based upon the estimated fair value per share.  The Compensation Committee of the Board of Directors approved awards of 1,000 shares of restricted common stock issued to each of two executives of the Property Manager. We recognized stock-based compensation expense of $20,000 and $20,000 with respect to these awards based on the amount offering price of $10 per share for the nine months ended September 30, 2014 and 2013, respectively.  Stock-based compensation expense is included in general and administrative expenses in the accompanying consolidated statements of operations.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Distributions

The following table reflects the total distributions we have paid, including the total amount paid and amount paid per common share, in each indicated quarter:

Quarter paid	Distributions per Common Share	Total Amounts Paid
2014
3rd Quarter	$ 0.175	$ 1,237,568
2nd Quarter	0.175	1,191,153
1st Quarter	0.175	1,103,599
Total	$ 0.525	$ 3,532,320

2013
4th Quarter	$ 0.175	$ 1,033,066
3rd Quarter	0.175	854,120
2nd Quarter	0.175	760,551
1st Quarter	0.175	627,754
Total	$ 0.700	$ 3,275,491

Note 11 – Discontinued Operations

Effective March 28, 2013, the Company sold the Harwin Property to Hartman XIX pursuant to the terms agreed upon and approved by both the board of directors of the Company and of Hartman XIX.  The Company sold the Harwin property for $3,400,000 cash.

       Income from discontinued operations is comprised as follows:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Income from discontinued operations	$ -	$ -	$ -	$ 66,460

Gain on sale of property	-	-	-	122,576

Income from discontinued operations	$ -	$ -	$ -	$ 189,036

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 12 – Commitments and Contingencies

Economic Dependency

       The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common stock and preferred stock available for issue; the identification, evaluation, negotiation, purchase and disposition of properties, management of the daily operations of the Company’s real estate portfolio, and other general and administrative responsibilities.  In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other providers.

Litigation

The Company is subject to various claims and legal actions that arise in the ordinary course of business.  Management of the Company believes that the final disposition of such matters will not have a material adverse effect on the financial position of the Company.

Rescission Rights of Certain Stockholders

In connection with the Company’s initial public offering, the Company may have a contingent liability to certain stockholders who purchased shares of the Company’s common stock during the period in which the Company’s registration statement was not effective and during which time the Company may have been in violation of one or more securities laws.  The Company considered the possibility of affording the remedy of rescission to stockholders who purchased common shares during the period that the Company was required to file post-effective amendments to its registration statement.  Any such rescission would obligate the Company to reacquire the stockholders common shares at a price equal to the price originally paid for such shares with market interest, less the amount of any income received with respect to such shares.  If affected stockholders were successful in seeking rescission and/or damages, we would face financial demands that could adversely affect our business and operations. Additionally, we may become subject to penalties imposed by the SEC and state securities agencies.  If stockholders seek rescission and/or damages or we conduct a rescission offer, we may or may not have the resources to fund the repurchase of all of the securities tendered.  We determined not to offer rescission because the Advisor and the Company do not believe that any material number of affected investors would choose to rescind their common share purchases.  On July 16, 2013, the SEC declared the Company’s follow-on offering registration statement effective and the Company has recommenced offering of its common shares as of that date. The Company believes that the right of affected stockholders to request rescission has expired under the one-year federal statute of limitations.  The statute of limitations in several of the various states is longer than the federal statute of limitations.  Accordingly, affected shareholders of any such state may continue to possess a rescission right.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.  Pursuant to Section 10(a)(3) of the Securities Act, we are required to annually update our prospectus so that the financial statements and other information contained or incorporated by reference in the prospectus is not more than sixteen months old. In order to comply with Section 10(a)(3) of the Securities Act, we are required to file a post-effective amendment to our registration statement containing an updated prospectus prior to April 30th of each year. If the SEC has not declared such post-effective amendment effective by April 30th of each year, we are required to halt our public offering until such time as the SEC declares the post-effective amendment effective. We failed to file the post-effective amendment required to be filed by April 30, 2014 and continued to offer and sell our shares in our public offering during the period from May 1, 2014 to May 30, 2014, the date we suspended our public offering. During the period from May 1, 2014 to the suspension of our public offering on May 30, 2014, we sold 85,569 shares of our common stock, including 19,638 shares issued pursuant to our distribution reinvestment program. On June 5, 2014, we filed a post-effective amendment to our registration statement updating our prospectus pursuant to Section 10(a)(3) of the Securities Act, which registration statement was declared effective by the SEC on July 7, 2014.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

As a result of our failure to timely update our registration statement as required by Section 10(a)(3) of the Securities Act, from May 1, 2014 to May 30, 2014, the offer and sale of securities in our continuous public offering may have failed to comply fully with Section 5 of the Securities Act, which may trigger a right of rescission under the Securities Act for investors that purchased shares of our common stock during this period.  Such stockholders may have the right to rescind their purchase of shares of our common stock and require us to reacquire their shares at a price equal to the price originally paid for such shares, plus interest, less the amount of any income (i.e., dividends) received by the investor on such shares. An investor who acquired shares of our common stock during such period who no longer owns the shares they acquired may have the right to collect damages from us in lieu of the rescission rights described above.  We determined not to offer rescission because the Advisor and the Company do not believe that any material number of affected investors would choose to rescind their common share purchases.  If stockholders were successful in seeking rescission and/or damages, we would face financial demands that could adversely affect our business and operations. Additionally, we may become subject to penalties imposed by the SEC and state securities agencies.  If stockholders seek rescission and/or damages or we elect to conduct a rescission offer, we may or may not have the resources to fund the repurchase of the securities.

No rescission requests have been received by the Company as of September 30, 2014.

Escrow Contingency Under Term Loan Reserve Agreement

The reserve agreement among Richardson Heights Properties, LLC and the term loan lender referred to in Note 6, requires that three specific new tenants must occupy their leased premises and be paying full base rent on or before December 15, 2014.   The Taco Joint, one of the specified new tenants, is currently occupying their leased premises and paying full base rent under their lease agreement effective October 1, 2014.  Skechers USA, one of the specified new tenants, has taken possession of their lease space and their lease agreement commenced on October 24, 2014.  The tenant will pay prorated rent for the month of October 2014 and will begin paying full base rent effective February 1, 2015.  Under the terms of the reserve agreement, Richardson Heights Properties, LLC may be required to add $1,008,377 to the escrow reserve until such time as Richardson Heights Properties, LLC has met the requirements for disbursement of proceeds as set forth in the reserve agreement.  The lease agreement of Dulce Restaurants LLC (dba Krispy Kreme), the third of the three specific new tenants, commenced on August 5, 2014 and the tenant has begun paying full base rent under their lease agreement beginning in November 2014.  This tenant is currently occupying their leased premises.  No addition to the escrow reserve is required with respect to this specified tenant.  Funds held in the escrow reserve may be recovered on a quarterly basis subject to the terms and conditions set forth in the reserve agreement.

Property Acquisition

On July 1, 2014, the Company, through the Operating Partnership, entered into a purchase agreement with BRI 1841 Energy Plaza, LLC, to acquire a two office building complex containing approximately 180,119 square foot of office space located in San Antonio, Texas, for an aggregate purchase price, as amended, of $17,610,000.  The property is commonly referred to as Energy Plaza I & II (the “Energy Plaza Property”).

The acquisition of the Energy Plaza Property is subject to substantial conditions to closing, including (i) the assumption of existing indebtedness secured by the Energy Plaza Property of approximately $10.5 million; and (ii) the absence of a material adverse change to the Energy Plaza Property prior to the acquisition date.  The acquisition is scheduled to close on December 17, 2014, however, there is no assurance that the Company will close the acquisition of the Energy Plaza Property on the terms described above or at all.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 13 – Subsequent Events

In accordance with Financial Accounting Standards Board ASC Topic 855, Subsequent Events, the Company has evaluated subsequent events through November 14, 2014, which is the date these consolidated financial statements were issued. All subsequent events requiring recognition as of November 14, 2014, have been incorporated into these notes to consolidated financial statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

       Unless the context otherwise requires, all references in this report to the “Company,” “we,” “us” or “our” are to Hartman Short Term Income Properties XX, Inc.

Forward-Looking Statements

         This Form 10-Q contains forward-looking statements, including discussion and analysis of our financial condition, anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters, which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or the negative of such terms and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

          Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this Form 10-Q. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this Form 10-Q include:

●	the imposition of federal taxes if we fail to qualify as a REIT in any taxable year or forego an opportunity to ensure REIT status;

●	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

●	legislative or regulatory changes, including changes to laws governing REITS;

●	construction costs that may exceed estimates or construction delays;

●	increases in interest rates;

●	availability of credit or significant disruption in the credit markets;

●

the fact we pay fees and expenses to our advisor and its affiliates that were not negotiated on an arm's length basis and the payment of these fees and expenses increases the risk that our stockholders will not earn a profit on their investment in us;

●	litigation risks;

●	lease-up risks;

●	inability to obtain new tenants upon the expiration of existing leases;

●	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws; and

●	changes to generally accepted accounting principles, or GAAP;

●	the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.

          The forward-looking statements should be read in light of these factors and the factors identified in the “Risk Factors” sections of the December 31, 2013 Form 10-K filed with the SEC on March 31, 2014.

Overview

        We were formed as a Maryland corporation on February 5, 2009 to invest in and operate real estate and real estate-related assets on an opportunistic basis. We may acquire a wide variety of commercial properties, including office, industrial, retail, and other real properties. These properties may be existing, income-producing properties, newly constructed properties or properties under development or construction. In particular, we will focus on acquiring properties with significant possibilities for short-term capital appreciation, such as those requiring development, redevelopment or repositioning or those located in markets with high growth potential. We also may invest in real estate-related securities and, to the extent that our advisor determines that it is advantageous, we may invest in mortgage loans. We expect to make our investments in or in respect of real estate assets located in the United States and other countries.

We commenced our initial public offering of shares of our common stock on February 9, 2010, which we refer to as our initial offering.  In our initial offering, we offered up to 25,000,000 shares of our common stock to the public at $10.00 per share in the primary offering and up to 2,500,000 shares of our common stock pursuant to our distribution reinvestment plan (“DRIP”) at $9.50 per share.  Our initial public offering ended on April 25, 2013.  As of the termination of our initial public offering, we had accepted investors’ subscriptions for, and issued 4,455,678 shares of our common stock in the initial public offering, including 162,561 shares of our common stock pursuant to our DRIP, resulting in offering proceeds of $43,943,731.

On December 7, 2012, the Company filed a registration statement on Form S-11 with the SEC to register a follow-on public offering of up to $219,000,000 in shares of the Company’s common stock.  In the follow-on offering, the Company is offering up to $200,000,000 in shares of the Company’s common stock to the public and up to $19,000,000 in shares of the Company’s common stock pursuant to the distribution reinvestment plan.  The offering price for shares to be offered to the public in the follow-on offering will be determined by the Company’s board of directors.  The Company’s board of directors may change the price at which the Company offers shares to the public in the follow-on offering from time to time during the follow-on offering, but not more frequently than quarterly, to reflect changes in the Company’s estimated per-share net asset value and other factors the Company’s board of directors deems relevant.  On July 16, 2013, the SEC declared the Company’s follow-on offering registration statement effective and the Company recommenced offering of its common shares as of that date.  As a result of our failure to timely update our registration statement by April 30, 2014 as required by Section 10(a)(3) of the Securities Act, on May 30, 2014 we suspended our public offering. On June 5, 2014, we filed a post-effective amendment to our registration statement updating our prospectus pursuant to Section 10(a)(3) of the Securities Act, which registration statement was declared effective by the SEC on July 7, 2014. On July 7, 2014 we recommenced our public offering.

We intend to use substantially all of the net proceeds of our follow-on offering to purchase additional properties and other real estate-related investments. As of the date of this Form 10-Q, we have acquired 7 commercial real estate properties and disposed of 1 property.  The number of assets we acquire will depend upon the number of shares sold in our follow-on offering and the resulting amount of the net proceeds available for investment in properties.

We elected to be taxed as a REIT, beginning with the taxable year ending December 31, 2011. Once qualified as a REIT for federal income tax purposes, we will not generally be subject to federal income tax. If we later fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income. However, we believe that we are organized and will operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes and we intend to continue to operate so as to remain, thereafter qualified as a REIT for federal income tax purposes.

For the three months ended September 30, 2014 and 2013, the Company incurred a net loss of $1,024,674 and $395,789, respectively. For the nine months ended September 30, 2014 and 2014, the Company incurred a net loss of $2,843,711 and $1,625,153, respectively.  The Company does not currently anticipate forming any taxable REIT subsidiaries or otherwise generating future taxable income which may be offset by the net loss carry forward.  The Company considers that any deferred tax benefit and corresponding deferred tax asset which may be recorded in light of the net loss carry forward would be properly offset by an equal valuation allowance in that no future taxable income is expected.  Accordingly no deferred tax benefit or deferred tax asset has been recorded in the financial statements.

The following discussion and analysis should be read in conjunction with the accompanying interim consolidated financial information.

Critical Accounting Policies and Estimates

Our results of operations and financial condition, as reflected in the accompanying consolidated financial statements and related notes, require us to make estimates and assumptions that are subject to management’s evaluation and interpretation of business conditions, changing capital market conditions and other factors related to the ongoing viability of our customers.  With different estimates or assumptions, materially different amounts could be reported in our consolidated financial statements.  A summary of our critical accounting policies is included in our Annual Report on Form 10-K for the year ended December 31, 2013, under "Management's Discussion and Analysis of Financial Condition and Results of Operations."  There have been no significant changes to these policies during the nine months ended September 30, 2014.  See also Note 2 to our consolidated financial statements in this Quarterly Report on Form 10-Q for a discussion of our significant accounting policies.

RESULTS OF OPERATIONS

      As of September 30, 2014 we owned 6 commercial properties located in Richardson, Arlington, Dallas and Houston, Texas comprising approximately 1,103,647 square feet plus 3 pad sites.  As of September 30, 2013 we owned 4 commercial properties located in Richardson, Arlington and Dallas, Texas comprising approximately 605,244 square feet plus 3 pad sites.

Revenues – The primary source of our revenue is rental revenues and tenant reimbursements.  For the three months ended September 30, 2014 and 2013, we had total rental revenues and tenant reimbursements and other revenues of $3,669,149 and $2,116,184, respectively. For the nine months ended September 30, 2014 and 2013, we had total rental revenues and tenant reimbursements and other revenues of $8,517,449 and $5,387,809, respectively.  The increase in revenues of approximately $3,130,000 is attributable to (i) approximately $853,000 of the revenue increase for Richardson Heights, Cooper Street, Bent Tree Green and Parkway; (ii) approximately $1,351,000 of the revenue increase is due to our 203 days of ownership of the Gulf Plaza Property which was acquired in the first quarter of 2014; and (iii) approximately $926,000 of the revenue increase is due to increase due to our 109 days of ownership of Mitchelldale Business Park which was acquired in the second quarter of 2014.

Property operating expenses – Property operating expenses consists of contract services, repairs and maintenance, utilities and property management fees.  For the three months ended September 30, 2014 and 2013, we had total property operating expenses of $947,204 and $537,110, respectively.  For the nine months ended September 30, 2014 and 2013, we had total property operating expenses of $2,100,777 and $1,382,579, respectively.  Property operating expenses include property management fees paid to our Property Manager of $352,871 and $197,236 for the nine months ended September 30, 2014 and 2013, respectively.  The increase in property operating expenses is attributable to the fact that we owned and operated 6 properties for all of the third quarter of 2014 versus 4 properties owned and operated for all of the third quarter of 2013.  Our fourth property was acquired in March 2013.  Our fifth and sixth property acquisitions occurred in March and June 2014, respectively.

Asset management and acquisition fees – Asset management and acquisition fees are fees payable to our Advisor in connection with the management of the Company and the acquisition of our properties.  For the three months ended September 30, 2014 and 2013 we paid the Advisor $158,231 and $96,122 respectively for asset management fees.  For the nine months ended September 30, 2014 and 2013 we paid the Advisor $389,728 and $273,538, respectively for asset management fees.  The increase in asset management fees is a result of the increase in the value of assets under management as a result of property acquisitions.  Acquisition fees paid the Advisor were $0 and $0 for the three months ended September 30, 2014 and 2013, respectively and $828,125 and $156,870 for the nine months ended September 30, 2014 and 2013, respectively.  In connection with the disposition of the Harwin property to Hartman XIX in March 2013, Advisor refunded the acquisition fee of $80,380 previously paid in connection with that acquisition.

Organizational and offering costs - The Company incurs certain expenses in connection with its organization and registration to sell common shares.  These costs principally relate to professional and filing fees. For the three months ended September 30, 2014 and 2013 organization and offering costs were $148,163 and $210,705, respectively.  For the nine months ended September 30, 2014 and 2013 organization and offering costs were $365,032 and $445,871, respectively.

General and administrative expense - General and administrative expenses were $214,420 and $130,550 for the three months ended September 30, 2014 and 2013, respectively, and $514,525 and $493,692 for the nine months ended September 30, 2014 and 2013, respectively. General and administrative expenses consist primarily of audit fees, transfer agent fees, other professional fees, independent director compensation and other share based compensation.  We expect general and administrative expenses to increase only modestly in future periods as we acquire additional real estate and real estate related assets.  We expect general and administrative expenses to decrease substantially as a percentage of total revenue.

Fees to affiliates – In addition to asset management and acquisition fees paid to Advisor and property management fees paid to the Property Manager, we pay leasing commissions and construction management fees to the Property Manager.  For the three months ended September 30, 2014 and 2013, respectively, we paid our Property Manager $225,784 and $26,483 for leasing commissions and $40,390 and $23,306 for construction management fees.  For the nine months ended September 30, 2014 and 2013, respectively, we paid our Property Manager $859,265 and $177,080 for leasing commissions and $127,447 and $130,786 for construction management fees.  Lease commissions and construction management fees are included in deferred loan and lease commission costs and real estate assets, respectively, in the consolidated balance sheets.

Funds From Operations and Modified Funds From Operations

      Funds From Operations (“FFO”) is a non-GAAP financial measure defined by the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, which the Company believes is an appropriate supplemental measure to reflect the operating performance of a real estate investment trust, or REIT.  FFO is used by the REIT industry as a supplemental performance measure.  FFO is not equivalent to the Company’s net income or loss as determined under GAAP.

The Company defines FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the "White Paper").  The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.  The Company’s FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed.  The Company believes that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative.  Additionally, the Company believes it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time.  An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset.  Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred.  While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of the Company’s operations, it could be difficult to recover any impairment charges.

Historical accounting for real estate involves the use of GAAP.  Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP.  Nevertheless, the Company believes that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, provides a more complete understanding of the Company’s performance to investors and to management, and when compared year over year, reflects the impact on the Company’s operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.  However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating the operating performance of the Company.  The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses.  Management believes these fees and expenses do not affect the Company’s overall long-term operating performance.  Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation.  While other start up entities may also experience significant acquisition activity during their initial years, the Company believes that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases.  As disclosed in the prospectus for the Company’s offering (the “Prospectus”), the Company will use the proceeds raised in the offering to acquire properties, and intends to begin the process of achieving a liquidity event (i.e., listing of its common stock on a national exchange, a merger or sale of the Company or another similar transaction) within five to ten years of the completion of the offering.  The Investment

Program Association (“IPA”), an industry trade group, has standardized a measure known as Modified Funds From Operations (“MFFO”), which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which the Company believes to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above.  MFFO is not equivalent to the Company’s net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if the Company does not continue to operate with a limited life and targeted exit strategy, as currently intended.  The Company believes that, because MFFO excludes costs that the Company considers more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect the Company’s operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of the Company’s operating performance after the period in which the Company is acquiring its properties and once the Company’s portfolio is in place.  By providing MFFO, the Company believes it is presenting useful information that assists investors and analysts to better assess the sustainability of the Company’s operating performance after the Company’s offering has been completed and the Company’s properties have been acquired.  The Company also believes that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry.  Further, the Company believes MFFO is useful in comparing the sustainability of the Company’s operating performance after the Company’s offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of the Company’s operating performance after the Company’s offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on the Company’s operating performance during the periods in which properties are acquired.

The Company defines MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010.  The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.  The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized.

The Company’s MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, the Company excludes acquisition related expenses.  The Company does not currently exclude amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests.  Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income.  These expenses are paid in cash by the Company, and therefore such funds will not be available to distribute to investors.  All paid and accrued acquisition fees and expenses negatively impact the Company’s operating performance during the period in which properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by the Company, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property.  Accordingly, MFFO may not be an accurate indicator of the Company’s operating performance, especially during periods in which properties are being acquired.  MFFO that excludes such costs and expenses would only be comparable to non-listed REITs that have completed their acquisition activities and have similar operating characteristics as the Company.  Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities.  In addition, the Company views fair value adjustments of derivatives and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.  As disclosed elsewhere in the Prospectus, the purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of the Company’s business plan to generate operational income and cash flows in order to make distributions to investors. Acquisition fees and expenses will not be reimbursed by the advisor if there are no further proceeds from the sale of shares in this offering, and therefore such fees and expenses will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

The Company’s management uses MFFO and the adjustments used to calculate it in order to evaluate the Company’s performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter.  As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if the Company does not continue to operate in this manner.  The Company believes that its use of MFFO and the adjustments used to calculate it allow the Company to present its performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors.  For example, acquisitions costs are funded from the proceeds of the Company’s offering and other financing sources and not from operations.  By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties.  Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to the Company’s current operating performance.  By excluding such changes that may reflect anticipated and unrealized gains or losses, the Company believes MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of the Company’s performance, as an alternative to cash flows from operations as an indication of its liquidity, or indicative of funds available to fund its cash needs including its ability to make distributions to its stockholders.  FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of the Company’s performance.  MFFO has limitations as a performance measure in an offering such as the Company’s where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter.  MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed.  FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO or MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that the Company uses to calculate FFO or MFFO.  In the future, the SEC, NAREIT, or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and the Company would have to adjust its calculation and characterization of FFO or MFFO.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net loss	$(1,024,674)	$(395,789)	$(2,843,711)	$(1,625,153)
Depreciation and amortization of real estate assets	2,033,854	1,057,832	4,630,340	2,837,947
Income from discontinued operations	-	-	-	(189,036)
Funds from operations (FFO)	1,009,180	662,043	1,786,629	1,023,758
Acquisition related expenses	-	-	828,125	156,870
Modified funds from operations (MFFO)	$1,009,180	$662,043	$2,614,754	$1,180,628

Distributions

The following table summarizes the quarterly distributions we paid in cash and pursuant to our distribution reinvestment plan (DRIP) for the period from January 2013 through September 2014:

Period	Cash (1)	DRIP (1) (2)	Total	Net Cash Provided by (used in) Operating Activities
First Quarter 2013	$ 316,478	$ 311,276	$ 627,754	$ (204,928)
Second Quarter 2013	372,901	387,650	760,551	592,968
Third Quarter 2013	441,870	412,250	854,120	(103,725)
Fourth Quarter 2013	550,371	482,695	1,033,066	916,336
Total	$ 1,681,620	$ 1,593,871	$ 3,275,491	$ 1,200,651

First Quarter 2014	$ 568,290	$ 535,309	$ 1,103,599	$ 435,759
Second Quarter 2014	614,018	577,135	1,191,153	588,753
Third Quarter 2014	632,275	605,293	1,237,568	637,047
Total	$ 1,814,583	$ 1,717,737	$ 3,532,320	$ 1,661,559

(1)

Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid approximately 20 days following the end of such month.

(2)

Amount of distributions paid in shares of common stock pursuant to our distribution reinvestment plan.

For the three and nine months ended September 30, 2014, we paid aggregate distributions of $1,237,568 and $3,532,320, respectively.  During the same periods, cash provided by operating activities was $637,047 and $1,661,559, respectively.  Of the $1,237,568 and $3,532,320 we paid to our stockholders for the three and nine months ended September 30, 2014, 52% and 47%, respectively, was attributable to cash provided by operating activities.

Liquidity and Capital Resources

As of September 30, 2014, the Company had issued 6,858,054 shares of the Company’s common stock in its ongoing public offering, resulting in gross proceeds to the Company of $66,998,299.

Our principal demands for funds will be for real estate and real estate-related acquisitions, for the payment of operating expenses and distributions, and for the payment of interest on our outstanding indebtedness. Generally, we expect to meet cash needs for items other than acquisitions from our cash flow from operations, and we expect to meet cash needs for acquisitions from the net proceeds of this offering and from financings.

There may be a delay between the sale of our shares and the purchase of properties or other investments, which could result in a delay in our ability to make distributions to our stockholders. Some or all of our distributions will be paid from other sources, such as from the proceeds of this offering, cash advances to us by our advisor, cash resulting from a waiver of asset management fees and borrowings secured by our assets in anticipation of future operating cash flow until such time as we have sufficient cash flow from operations to fund fully the payment of distributions. We expect to have limited cash flow from operations available for distribution until we make substantial investments. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation.

We intend to borrow money to acquire properties and make other investments. There is no limitation on the amount we may invest in any single property or other asset or on the amount we can borrow for the purchase of any individual property or other investment. We do not expect that the maximum amount of our indebtedness will exceed 300% of our “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing; however, we may exceed that limit if approved by a majority of our independent directors and if disclosed to the stockholders in the next quarterly report along with the explanation for such excess borrowings. Our board of directors has adopted a policy to generally limit our aggregate borrowings to approximately 50% of the aggregate value of our assets unless substantial justification exists that borrowing a greater amount is in our best interests.  Our policy limitation, however, does not apply to individual real estate assets and only will apply once we have ceased raising capital under this or any subsequent offering and invested substantially all of our capital.  As a result, we expect to borrow more than 50% of the contract purchase price of each real estate asset we acquire to the extent our board of directors determines that borrowing these amounts is prudent.  Our policy of limiting the aggregate debt to equity ratio to 50% relates primarily to mortgage loans and other debt that will be secured by our properties.  The NASAA guideline limitation of 300% of our net assets includes secured and unsecured indebtedness that we may issue.  We do not anticipate issuing significant amounts of unsecured indebtedness and therefore we intend to limit the balance of our borrowings to 50% of the purchase prices, in the aggregate, of our property portfolio.

Our advisor may, but is not required to, establish capital reserves from gross offering proceeds, out of cash flow generated by operating properties and other investments or out of non-liquidating net sale proceeds from the sale of our properties and other investments. Capital reserves are typically utilized for non-operating expenses such as tenant improvements, leasing commissions and major capital expenditures. Alternatively, a lender may require its own formula for escrow of capital reserves.

Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed funds from operations. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

Cash Flows from Operating Activities

As of September 30, 2014 we owned 6 commercial real estate properties.  During the nine months ended September 30, 2014, net cash provided by operating activities was $1,661,559 versus $284,315 provided by operating activities for the nine months ended September 30, 2013.  The increase in cash flow from operating activities is attributable to the fact that we owned and operated 4 commercial real estate properties during the nine months ended September 30, 2014 and acquired our fifth and sixth properties on March 11, 2014 and June 13, 2014, respectively.  For the nine months ended September 30, 2013, we owned and operated 3 commercial real estate properties and acquired our fourth property on March 15,

2013.  We expect cash flows from operating activities to increase in future periods as a result of anticipated future acquisitions of real estate and real estate related investments.

Cash Flows from Investing Activities

During the nine months ended September 30, 2014, net cash used in investing activities was $42,334,917 versus $10,582,133 for the nine months ended September 30, 2013 and consisted primarily of $13,950,000 and $19,175,000 net cash used to acquire the Gulf Plaza and Mitchelldale properties on March 11, 2014 and June 13, 2014, respectively; $500,000 cash was used in acquisition deposits, and $1,609,917 cash used to fund building and tenant improvements; and $7,100,000 of loan proceeds and cash used to fund escrow accounts required under term loan agreements.

Cash Flows from Financing Activities

Cash flows from financing activities consisted primarily of net proceeds from our term loan financing and proceeds from our ongoing public offering.  Net cash provided by financing activities for the nine months ended September 30, 2014 and 2013, respectively, were and $52,592,686 versus $11,033,682 and consisted primarily of the following:

•

$9,186,370 and $20,385,186, respectively of cash provided by offering proceeds related to our public offering, net of payments of commissions on sales of common stock fees of $516,647 and $567,783, respectively;

•

$1,105,173 and $294,500, respectively of cash used to redeem common stock pursuant to our share redemption plan;

•

$1,814,583 and $1,131,249, respectively of net cash distributions;

•

$48,626,072 cash provided and $25,755 cash used, respectively of net term loan proceeds and insurance premium financing; and

•

$2,300,000 cash versus $7,900,000 net cash used in our Revolving Credit Facility.

Contractual Obligations

Our board of directors has approved our entering into the Advisory Agreement, the Property Management Agreement and the Dealer Management Agreement.

Off-Balance Sheet Arrangements

       As of September 30, 2014, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting standards, if currently adopted, would have a material effect on the accompanying consolidated financial statements  (See Note 2 to consolidated financial statements disclosed in Item 1 to this quarterly report).

Item 3. Quantitative and Qualitative Disclosures about Market Risk

We will be exposed to interest rate changes primarily as a result of long-term debt used to acquire properties and make loans and other permitted investments. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve these objectives, we expect to borrow primarily at fixed rates or variable rates with the lowest margins available and, in some cases, with the ability to convert variable rates to fixed rates. With regard to variable rate financing, we will assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

In connection with the preparation of this Form 10-Q, as of September 30, 2014, an evaluation was performed under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 13d-15(e) under the Exchange Act). In performing this evaluation, management reviewed the selection, application and monitoring of our historical accounting policies. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that as of September 30, 2014, these disclosure controls and procedures were effective and designed to ensure that the information required to be disclosed in our reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported as and when required.

Changes in Internal Control over Financial Reporting

There have been no changes during the quarter ended September 30, 2014, in our internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financing reporting.

PART II

OTHER INFORMATION

Item 1.  Legal Proceedings

None.

Item 1A. Risk Factors

Except as set forth below, there have been no material changes to the Risk Factors described in Part I “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 as filed with the Securities and Exchange Commission.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

Pursuant to Section 10(a)(3) of the Securities Act, we are required to annually update our prospectus so that the financial statements and other information contained or incorporated by reference in the prospectus is not more than sixteen months old. In order to comply with Section 10(a)(3) of the Securities Act, we are required to file a post-effective amendment to our registration statement containing an updated prospectus prior to April 30th of each year. If the SEC has not declared such post-effective amendment effective by April 30th of each year, we are required to halt our public offering until such time as the SEC declares the post-effective amendment effective. We failed to file the post-effective amendment required to be filed by April 30, 2014 and continued to offer and sell our shares in our public offering during the period from May 1, 2014 to May 30, 2014, the date we suspended our public offering. During the period from May 1, 2014 to the suspension of our public offering on May 30, 2014, we sold 85,569 shares of our common stock, including 19,638 shares issued pursuant to our distribution reinvestment program. On June 5, 2014, we filed a post-effective amendment to our registration statement updating our prospectus pursuant to Section 10(a)(3) of the Securities Act, which registration statement was declared effective by the SEC on July 7, 2014.

As a result of our failure to timely update our registration statement as required by Section 10(a)(3) of the Securities Act, from May 1, 2014 to May 30, 2014, the offer and sale of securities in our continuous public offering may have failed to comply fully with Section 5 of the Securities Act, which may trigger a right of rescission under the Securities Act for investors that purchased shares of our common stock during this period.  Such stockholders may have the right to rescind their purchase of shares of our common stock and require us to reacquire their shares at a price equal to the price originally paid for such shares, plus interest, less the amount of any income (i.e., dividends) received by the investor on such shares. An investor who acquired shares of our common stock during such period who no longer owns the shares they acquired may have the right to collect damages from us in lieu of the rescission rights described above.  If stockholders were successful in seeking rescission and/or damages, we would face financial demands that could adversely affect our business and operations. Additionally, we may become subject to penalties imposed by the SEC and state securities agencies.  If stockholders seek rescission and/or damages or we elect to conduct a rescission offer, we may or may not have the resources to fund the repurchase of the securities.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

During the three months ended September 30, 2014, we did not sell any equity securities that were not registered under the Securities Act of 1933, as amended.

During the three months ended September 30, 2014, we fulfilled redemption requests and redeemed shares of our common stock pursuant to our share redemption program as follows:

	Total Number of Shares Requested to be Redeemed (1)	Total Number of Shares Redeemed	Average Price Paid per Share (2)	Approximately Dollar Value of Shares Available That May Yet Be Redeemed Under the Program
July 2014	260	-	-	(3)
August 2014	-	260	$9.25	(3)
September 2014	4,737	6,281	$9.31	(3)
	4,997	6,541

(1) We generally redeem shares in the month following the end of the fiscal quarter in which requests were received.

(2) Pursuant to the share redemption program, we currently redeem shares at prices determined as follows:

a.

In the first year, the lesser of 90.0% of the price paid to acquire the shares or 90.0% of the offering price of shares in our most recent offering;

b.

In the second year, the lesser of 92.5% of the price paid to acquire the shares or 92.5% of the offering price of shares in our most recent offering;

c.

In the third year, the lesser of 95.0% of the price paid to acquire the shares or 95.0% of the offering price of shares in our most recent offering;

d.

In the fourth year, the lesser of 97.5% of the price paid to acquire the shares or 97.5% of the offering price of shares in our most recent offering;

e.

Thereafter, the lesser of 100.0% of the price paid to acquire the shares or 90.0% of the net asset value per share, as determined by the board of directors.

Notwithstanding the foregoing, the redemption price for redemptions sought upon a stockholder’s death or disability or upon confinement to a long-term care facility, is available only for stockholders who purchased their shares directly from us or the persons specifically set forth in the share redemption program.

(3) The number of shares that may be redeemed pursuant to our share redemption program will not exceed (i) 5% of the weighted-average number of shares outstanding during the 12-month period immediately prior to the effective date of the redemption and (ii) those share redemptions that can be funded with proceeds from our distribution reinvestment plan plus, if we had positive net operating cash flow for the previous fiscal year, 1% of all operating cash flow from the previous fiscal year.

On February 9, 2010, our Registration Statement on Form S-11 (File No. 333-154750), registering a public offering of up to $273,750,000 in shares of our common stock, was declared effective by the SEC and we commenced our initial public offering.  In our initial public offering we offered up to 25,000,000 shares of our common stock to the public at $10.00 per share with discounts available to certain categories of purchasers and up to 2,500,000 shares of our common stock pursuant to our distribution reinvestment plan at a price of $9.50 per share.  We issued a total of 4,455,678 shares of our common stock in our initial public offering, including 162,561 shares of our common stock pursuant to our distribution reinvestment plan, resulting in gross offering proceeds of $43,943,731.  On July 16, 2013, our Registration Statement on Form S-11 (File No. 333-185336), registering our follow-on public offering of up to $219,000,000 in shares of our common stock, was declared effective by the SEC.  In our follow-on offering, we are offering up to 20,000,000 shares of our common stock to the public at $10.00 per share and up to 2,000,000 common shares pursuant to our distribution reinvestment plan at $9.50 per share.

As of September 30, 2014, we had accepted subscriptions for and issued 6,858,054 shares of our common stock in our initial and follow-on offerings, including 465,487 shares of our common stock pursuant to our distribution reinvestment plan, resulting in gross offering proceeds of $66,998,299.  As of the termination of our initial public offering, we had accepted investors’ subscriptions for, and issued 4,455,678 shares of our common stock in the initial public offering, including 162,561 shares of our common stock pursuant to our DRIP, resulting in offering proceeds of $43,943,731.  Total shares issued and outstanding as of September 30, 2014 include 30,875 shares of our common stock issued as non-employee compensation to members of our board of directors and certain executives of our Property Manager.

As of September 30, 2014, we incurred selling commissions and other organization and offering costs in our initial and follow-on offerings in the amounts set forth in the table below.  The dealer manager reallowed all of the selling commissions and a portion of the dealer manager fees to participating broker dealers.

Type of Expense	Amount	Estimated/Actual
Selling commissions and dealer manager fees	$ 4,177,623	Actual
Other organization and offering expenses	1,530,668	Actual
Total expenses	$ 5,708,291

As of September 30, 2014, we had used all of the net offering proceeds of our initial and follow-on offerings to acquire the Richardson Heights, Cooper Street, Bent Tree Green, Parkway Plaza, Gulf Plaza and Mitchelldale properties.

Item 3. Defaults Upon Senior Securities

None.

Item 4.  Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None.

Item 6.  Exhibits

Exhibit	Description
10.1

Purchase Agreement, dated as of July 1, 2014, by and between BRI 1841 Energy Plaza, LLC and Hartman XX Limited Partnership (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 7, 2014.)

10.2

Loan Modification Agreement, dated as of July 2, 2014 by and among Hartman Parkway LLC, Hartman Short Term Income Properties XX, Inc. and Hartman Gulf Plaza LLC and Texas Capital Bank, NA (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on July 7, 2014.)

10.3

Amended and Restated Promissory Note, dated July 2, 2014 by and among Hartman Parkway LLC, Hartman Short Term Income Properties XX, Inc. and Hartman Gulf Plaza LLC and Texas Capital Bank, NA (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on July 7, 2014.)

10.4

Assignment of Rents, dated July 2, 2014 by and among Hartman Gulf Plaza LLC and Texas Capital Bank, NA (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on July 7, 2014.)

10.5

Assignment and Subordination of Management Agreement, July 2, 2014 by and among Hartman Gulf Plaza LLC and Texas Capital Bank, NA and Hartman Income REIT Management, Inc. (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on July 7, 2014.)

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)
32.1	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)
32.2	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

Date: November 14, 2014

              By: /s/ Allen R. Hartman

Allen R. Hartman,

Chairman of the Board and Chief Executive Officer

(Principal Executive Officer)

Date: November 14, 2014

              By: /s/ Louis T. Fox, III

Louis T. Fox, III,

Chief Financial Officer,

(Principal Financial and Principal Accounting Officer)

32